Exhibit 2.1

ASSET PURCHASE AGREEMENT
between
PACIFIC COAST PRODUCERS,
A CALIFORNIA CORPORATION
the Buyer
and
SENECA FOODS CORPORATION,
A NEW YORK CORPORATION
the Corporation
and
SENECA FOODS, LLC,
A DELAWARE LIMITED LIABILITY COMPANY
the LLC
together, the Seller
DATED AS OF MARCH 19, 2015

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement is made and entered into as of March 19, 2015 (the "Effective Date"), by and between Seneca Foods Corporation, a New York corporation, and its wholly owned subsidiary, Seneca Foods, LLC, a Delaware limited liability company (separately, the "Corporation" and the "LLC", respectively, and collectively, the "Seller"), and Pacific Coast Producers,  a California corporation ("Buyer").
Recitals of Fact
Seller is engaged in the manufacture, marketing, sales, and distribution of canned fruit, consisting primarily of peaches, pears, apricots, fruit cocktail, or a combination of such fruit in various packaging mediums, from its facility located in Modesto, California (the "Modesto Business").
Seller desires to sell, assign and transfer to Buyer and Buyer desires to purchase from Seller, all of Seller's right, title and interest in and to substantially all of the assets of the Modesto Business, as more particularly defined herein as the Purchased Assets.  To be clear, Seller is not selling any of its assets used for vegetable processing and packaging, or any of its assets not directly related to the Modesto Business, and will continue to be in the fruit processing business at its other production locations ("Vegetable Business").
Seller desires to assign and transfer to Buyer and Buyer desires to assume certain specifically identified liabilities, as more particularly defined herein as the Assumed Liabilities.
NOW THEREFORE, incorporating the Recitals of Fact, and in consideration of the mutual covenants and considerations set forth in this Asset Purchase Agreement, and the exhibits and attachments hereto (altogether, the "Agreement"), the parties hereby agree to enter into this Agreement upon the terms and subject to the conditions set forth herein.
ARTICLE I

 PURCHASE OF ASSETS
1.1            Assets Transferred.  On the terms and subject to the conditions of this Agreement, Seller agrees to sell, convey, assign, transfer and deliver to Buyer, and Buyer agrees to purchase and acquire from Seller, free and clear of any and all Liens (as defined below), the Modesto Business and all of Seller's right, title, and interest in and to all of Seller's property and assets of every kind, character and description, whether tangible or intangible, whether real, personal or mixed, which are owned, held or used by Seller directly in connection with the Modesto Business, wherever located, other than (i) the Excluded Assets (as defined below) and (ii) any assets of the Vegetable Business (collectively, the "Purchased Assets").  The Purchased Assets shall include, without limitation, the following:
(a)            The real property located at 2801 Finch Road, Modesto, California, and at 2100 Berkeley Ave. Hughson, California, at the southeast corner of Fox Road and Berkeley Avenue, owned by Seller and utilized by Seller in the operation and conduct of the Modesto Business with Assessor's Parcel Numbers 036-022-013and 018-011-001, respectively, and more particularly described in the attached Exhibit A (collectively, the "Land");

(b)            All improvements, buildings, access roads, septic systems, fire alarm system, parking areas, structures, landscaping, and other improvements and fixtures placed, constructed or installed on or affixed to the Land (collectively, the "Improvements").
(c)            All easements, rights of way, privileges, water rights, mineral rights, transferable licenses, appurtenances and other rights and benefits of Seller belonging to or in any way related to the Land (the "Appurtenant Rights"). The Land, Appurtenant Rights and Improvements are collectively referred to herein as the "Real Property".
(d)            All transferable or assignable permits, licenses, franchises, authorizations or other governmental approvals issued to Seller which relate directly to the Modesto Business or the Purchased Assets, including without limitation certificate(s) of occupancy, use permits, use permit applications, building or equipment permits, consents, notices, registrations, concessions, authorizations, variances, waivers, certificates and approvals from any governmental or quasi-governmental authority (collectively, the "Permits") relating directly to the ownership, development, use and operation of the Modesto Business and the Purchased Assets, including without limitation the Permits set forth in Exhibit B (to the extent assignable).
(e)            All architectural, mechanical, engineering, as‑built and other plans, specifications and drawings in Seller's possession or control (the "Property Plans"), all surveys (including any ALTA survey) and all environmental, water, engineering, archeological, historical, production or other reports or studies in Seller's possession or control (the "Reports"), and all transferable or assignable warranties, representations, guaranties, contract rights and miscellaneous rights (the "Warranties") relating to the ownership, development, use and operation of the Modesto Business and the Purchased Assets.
(f)            All books of account, general, financial and accounting records, files, invoices, customers' and suppliers' lists, other distribution lists, billing records, database information, sales and promotional literature, operating guides and manuals, customer and supplier correspondence, program and process documentation owned by Seller and related to the Purchased Assets and the Modesto Business ("Records").
(g)            All inventory owned by Seller as shown in Section 1.1 (g) of the Disclosure Schedule, that is used or held for use in the operation or conduct of the Modesto Business, consisting of (i) finished goods held for sale by Seller in the ordinary course of business as of the Closing Date, (ii) raw materials, packaging materials, work in process, supplies, and labels, and (iii) other inventory held by third parties under co-pack agreements or other agreements to the extent related to the Modesto Business (collectively, the "Inventory").
(h)            All other tangible personal property and interests therein, including, without limitation, all machinery, equipment, parts, tooling, furniture, furnishings, office equipment, sales and promotional materials, molds and dies (including for labels), and vehicles used or held for use in the operation or conduct of the Modesto Business ("Personal Property"). A detailed list of the Personal Property in a form mutually acceptable to Buyer and Seller is set forth in Exhibit C.

(i)            Except as otherwise set forth on Exhibit D, all domestic and foreign patents (including all reissues, divisions, continuations and extensions, reexaminations and post-grant reviews thereof), licenses, patent applications, trademarks (including all common law rights), trademark registrations, trademark applications, service marks, trade names, copyrights, copyright registrations, copyright applications, package designs, trade dress, domain names (including all extensions and renewals thereof  and related user accounts and social networking pages), websites, proprietary computer software, industrial designs, government approvals, permits and authorizations (and applications for any of the foregoing), fictitious business name statements, universal product codes (to the extent assignable), patterns, drawings, electronic art, technology, technical know-how, trade secrets, direct sales, customer lists, inventions, processes, specifications, formulas, recipes, ideas, work product, work-in-process, confidential information and other similar intangible assets, owned, held, or used by Seller in the operation or conduct of the Modesto Business, together with the goodwill associated with the Modesto Business and the Purchased Assets (collectively, the "Intellectual Property") as set forth in Exhibit D.
(j)            All written contracts, leases, subleases, licenses, indentures, agreements, commitments and other legally binding instruments related to the operation and management of the Modesto Business, as well as any rights arising under or related to those contracts, set forth in Exhibit E, subject to the terms thereof, unless Buyer specifically elects to reject assumption in writing prior to the expiration of the Due Diligence Period as (the "Assumed Contracts").
(k)            All prepaid items of Seller relating to the Modesto Business ("Prepaids").
(l)            All rights to assert claims, demands, actions, suits and causes of action, whether class, individual or otherwise in nature, in law or in equity including any claim, demand, action, suit or cause of action for damages, injunctive relief, declaratory relief or other relief ("Claims") to the extent relating to any Purchased Asset or Assumed Liability,  other than (i) any such items arising under insurance policies of Seller and (ii) all of Seller's Claims under the antitrust laws of any foreign country or the United States or any State thereof, unfair competition, unfair practices, price discrimination, unitary pricing, consumer protection, fraud prevention or trade practice laws (in any such case, domestic or foreign) (collectively, "Trade Claims"), that Seller ever had, now have or may or shall have in the future, whether known or unknown, to the extent related to the Purchased Asset or the Assumed Liability.
(m)            All the goodwill of the Modesto Business.
1.2            Excluded Assets.  Notwithstanding anything to the contrary contained herein, nothing herein shall be deemed to sell, transfer, assign or convey any of the Excluded Assets to Buyer, and Seller shall retain all right, title and interest to, in and under, and all obligations with respect to the Excluded Assets For all purposes of and under this Agreement, the term "Excluded Assets" shall consist of all assets not included in the description of Purchased Assets set forth in Section 1.1 – Assets Transferred, including without limitation, the following items, assets and properties (whether or not such assets are otherwise described in Section 1.1 – Assets Transferred):

(a)            the corporate minute books (including, without limitation, stock certificates and corporate seal), Tax records, work papers and other records of Seller as they pertain to ownership, organization, qualification to do business or existence of Seller;
(b)            the rights of Seller under this Agreement and any ancillary agreements and all consideration payable or deliverable to Seller under this Agreement;
(c)            Permits that are not transferable;
(d)            the assets, if any, listed on Schedule 1.2(d);
(e)            all rights, including all insurance proceeds received in connection with such rights, under or arising out of insurance policies (i) not relating to the Modesto Business or the Purchased Assets and (ii) to the extent relating to or providing coverage for any Excluded Liabilities;
(f)            all current and prior director and officer insurance policies of Seller and all rights of any nature with respect thereto, including all insurance recoveries thereunder and rights to assert claims with respect to any such insurance recoveries;
(g)            subject to Section 1.1(j), all contracts that are not Assumed Contracts and all assets (of whatever type or kind) held by Seller pursuant to any contract that is not an Assumed Contract;
(h)            all of Seller's cash balances and investment in securities held by Seller as of the Closing Date;
(i)            all bank accounts, checkbooks and cancelled checks of Seller;
(j)            any causes of action, claims and demands of whatever nature arising from or in connection with the Modesto Business and operation of the Purchased Assets, in each case relating to any period, or portion of any period, on or prior to the Closing Date;
(k)            any Claim, right or interest in and to all (or the benefit of all to the extent not assignable) Tax refunds, rebates, abatements, credits and similar items of Seller relating to the Purchased Assets or the Modesto Business, in each case relating to any period, or portion of any period, on or prior to the Closing Date or any Tax Return for such periods, subject to Buyer's due diligence completed to its satisfaction;
(l)            Seller shall retain the license to sell Libby's fruits in Central and South America and the Caribbean countries, except Puerto Rico, subject to Buyer's due diligence completed to its satisfaction;
(m)            despite the Trade Claims being included in the Purchased Assets, Seller shall continue to have the right to assert Claims relating to prior purchases of supplies which supplies are not included as part of the Purchased Assets; and

(n)            any computer hardware and software other than personal computer units and "shrink-wrap license agreements" related to the operation of the Modesto Business, pursuant to the terms of the Transition Services Agreement (as defined below).
1.3            Assumed Liabilities.  In connection with the purchase and sale of the Purchased Assets and on the terms and subject to the conditions of this Agreement, Buyer hereby assumes and agrees to pay, perform and discharge, to the extent not theretofore performed, paid or discharged, and when due in accordance with their terms, the following:  (i) all liabilities and/or obligations under the Assumed Contracts arising from facts that occur on or after the Closing Date, (ii) all legal fees associated with defense of the Proposition 65 action entitled "Environmental Law Foundation v. Beech Nut Nutrition Corp, et al.", Case No. A139821 (the "Prop 65 Case") through a California Supreme Court appeal, specifically excluding the assumption of any penalties, fines, and plaintiff's attorneys fees, but including any costs or expenses incurred by Buyer to implement or comply with labeling requirements relating to any California Supreme Court appeal; (iii) any ordinary course business product liability claims with respect to any products produced and/or sold as part of the Modesto Business prior to the Closing Date and any Inventory sold to Buyer as part of the Purchased Assets, up to a maximum of One Hundred Thousand Dollars ($100,000.00) ("Product Liability Cap"), and (iv) all liabilities and/or obligations set forth in Schedule 1.3 (the "Assumed Liabilities").  Any liability amounts paid by Buyer with respect to the Prop 65 Case and up to the Product Liability Cap limit shall not be included in or counted toward the Basket as provided and set forth in Sec. 13.8, and shall not be recoverable if the Basket is exceeded.
1.4            Retained Liabilities.  Buyer will not assume or have any responsibility with respect to, and Seller expressly agrees it will remain responsible and liable for and will indemnify Buyer as provided in Section 13.2 – Indemnification by Seller with respect to, any and all liabilities of Seller of any kind whatsoever, accrued, contingent or otherwise, whether arising out of the operation of the Modesto Business, use or ownership of the Purchased Assets, the manufacture or sale of products, or otherwise, disclosed to Buyer in Exhibit F, other than the Assumed Liabilities, including without limitation, (a) any liability under any product liability claims arising out of or related to inventory sold by Seller prior to the Closing Date, (b) any liability under any workers' compensation claims filed  by any employee of Seller, (c) any liability arising from any environmental claim with respect to the Real Property actually known to Seller as of the Closing Date  or arising from facts that occur during the period of Seller's ownership and/or operation or with respect to any other location relating to the Modesto Business or otherwise owned or operated by Seller, (d) any liability arising from any Prop 65 Case with respect to any products produced and/or sold as part of the Modesto Business, including any Inventory sold to Buyer as part of the Purchased Assets, in excess of the Prop 65 Case Cap, and (e) any ordinary course business product liability claims with respect to any products produced and/or sold as part of the Modesto Business, including any Inventory sold to Buyer as part of the Purchased Assets, in excess of the Product Liability Cap (altogether, the "Retained Liabilities").

ARTICLE II

 PURCHASE PRICE
2.1            Amount.  The purchase price (the "Purchase Price") for the Purchased Assets shall be One Hundred Seventy-Five Million Dollars ($175,000,000.00) as adjusted pursuant to Section 2.5 – Purchase Price Adjustment and Section 3.2 – Employment.
2.2            Payment.  At or prior to the Closing Date, Buyer shall deposit with the Title Company the Purchase Price in cash, by wire transfer.
2.3            Purchase Price Allocation.
(a)            Buyer and Seller agree to mutually allocate the Purchase Price for the Real Property as of the Closing Date, and for the rest of the Purchased Assets at a mutually agreeable time after the Closing Date, but in no event more than 60 days after the Closing Date, in accordance with applicable GAAP, IRS Code and Treasury Regulations.
(b)            Seller and Buyer agree to prepare and file all federal, state, local and foreign tax returns and other filings reflecting this transaction on a basis consistent with such allocation, and to cooperate with each other in good faith in preparing any and all statements required to be included in their respective tax returns reflecting such allocation.
2.4             Non-assignable Assets.
(a)            Contracts.  Nothing in this Agreement shall be construed as an attempt or agreement to assign, transfer, sublease or sublicense any Assumed Contract which cannot be assigned, transferred, subleased or sublicensed without the consent or waiver of the third party or parties thereto (including any federal, national, state, provincial, municipal or local government, administrative or legislative body, governmental or regulatory agency or authority, bureau, commission, court, department or other instrumentality or other governmental entity of any country ("Governmental Authority")), unless such consent or waiver shall have been obtained, or if such assignment, transfer, sublease or sublicense or attempt to assign, transfer, sublease or sublicense would constitute a breach thereof or a violation of any Law (as defined below), this Agreement shall not constitute an assignment, transfer, sublease or sublicense thereof, or an attempted assignment, transfer, sublease or sublicense thereof.  Seller and Buyer shall use commercially reasonable efforts to obtain the consents and waivers of any other party required to assign, convey, settle, deliver and transfer the Purchased Assets.  In the event that any consent, waiver or release, with respect to the foregoing is not obtained, then the parties shall cooperate in any commercially reasonable manner permitted to provide Buyer with all of the benefits enjoyed by Seller under the Assumed Contracts for which such consent or waiver has not been given and Seller and Buyer shall each use its commercially reasonable efforts for one year after the Closing Date to obtain any remaining third party consents with respect to such Assumed Contracts.
(b)            Permits.   Nothing in this Agreement shall be construed as an attempt or agreement to assign, transfer or sublicense permits, licenses, franchises, authorizations or other governmental approvals issued to Seller which relate directly to the Modesto Business or the Purchased Assets which cannot be assigned, transferred or sublicensed without the consent or waiver of any Governmental Authority ("Nontransferable Permits"), unless such consent or waiver shall have been obtained, or if such assignment, transfer, or sublicense or attempt to assign, transfer, or sublicense would constitute a breach thereof or a violation of any Law, this Agreement shall not constitute an assignment, transfer, or sublicense or an attempted assignment, transfer or sublicense thereof.  Seller and Buyer shall use commercially reasonable efforts to obtain the consents and waivers of any other party required to assign, convey, settle, deliver and transfer the Nontransferable Permits, or Buyer shall apply for new permits from any Governmental Authority for which there are Nontransferable Permits.  In the event that any consent, waiver or release, with respect to the foregoing is not obtained, then the parties shall cooperate in any commercially reasonable manner permitted to provide Buyer with all of the benefits enjoyed by Seller under the Nontransferable Permits for which such consent or waiver has not been given, and that is not violative of any Law, and Seller and Buyer shall each use its commercially reasonable efforts for one year after the Closing Date to obtain any remaining third party consents with respect to such Nontransferable Permits, except where it is a requirement of any Governmental Authority for Buyer to obtain a new permit.

2.5            Purchase Price Adjustment.
(a)            At Closing.  Three (3) days prior to the Closing Date, Seller shall deliver to Buyer a statement prepared by Seller calculating the difference between the Inventory as of the Closing Date ("Closing Date Inventory") and the Inventory set forth in Schedule 1.1(g) of the Disclosure Schedule, attached hereto, determined at Cost on a First-In First-Out basis without spare parts included, which is acknowledged by the parties to be $94,000,000.00 ("Base Inventory") and the Purchase Price adjustment arising from post-execution capital expenditures as contemplated under the last sentence of this Sec. 2.5(a). The Closing Date Inventory value shall be calculated and valued on the same basis as the Base Inventory.  In the event the Closing Date Inventory exceeds the Base Inventory, Buyer shall pay Seller as an adjustment to the Purchase Price the amount of such difference.  In the event the Base Inventory exceeds the Closing Date Inventory, the amount of such difference shall be deducted from the Purchase Price.  The amount of such adjustment, or deduction, as described in the prior two sentences, is referred to as the "Inventory Adjustment."  There shall also be an increase in the Purchase Price for Seller's payments of capital expenditures for the Modesto Business from the date of execution of this Agreement as set forth in Schedule 2.5(a).
(b)            Post-Closing.  The calculation set forth in Section 2.5(a) shall be subject to the approval of Buyer.  If Buyer does not approve of such calculation, Buyer shall deliver to Seller notice of its disapproval within forty-five (45) days of the Closing Date along with a statement prepared by Buyer calculating the difference between the Closing Date Inventory and the actual Inventory as of the Closing Date, calculated and valued on the same basis as the Base Inventory ("Actual Closing Date Inventory").  In the event the Closing Date Inventory exceeds the Actual Closing Date Inventory, Seller shall pay Buyer as an adjustment to the Purchase Price the amount of such difference within ten (10) days of the agreement between the parties as to such amount.  In the event the Actual Closing Date Inventory exceeds the Closing Date Inventory, Buyer shall pay Seller as an adjustment to the Purchase Price the amount of such difference within ten (10) days of the agreement between the parties as to such amount.

(c)            For purposes of this Section 2.5, the "Cost" of the Inventory shall mean the cost as determined pursuant to and set forth in Schedule 1.1(g) of the Disclosure Schedule.

ARTICLE III

 EMPLOYMENT MATTERS
3.1            Business Employees and Employment.  The term "Business Employees" shall refer to all employees of Seller who are employed by Seller in the Modesto Business on the business day immediately preceding the Closing Date.
(a)            On the Closing Date, Seller shall terminate the employment of all Business Employees subject to the Collective Bargaining Agreement between California Processors, Inc. and Teamsters California State Council of Cannery and Food Processing Unions, International Brotherhood of Teamsters ("Collective Bargaining Agreement").   Buyer shall offer to all Business Employees who are subject to the Collective Bargaining Agreement employment effective immediately upon the termination of such bargaining unit employees by Seller, on the Closing Date.  Such offers will be for employment on terms consistent with the Collective Bargaining Agreement, including, without limitation, its terms pertaining to wages, pensions and health and welfare benefits.  Buyer shall assume the Collective Bargaining Agreement on the Closing Date.
(b)            On the Closing Date, Seller shall terminate the employment of all Business Employees who are not subject to the Collective Bargaining Agreement, except those Business Employees listed on Schedule 3.1 – Seller Retained Business Employees. Buyer shall offer to all such non-bargaining unit employees not designated on Schedule 3.1 – Seller Retained Business Employees, employment effective immediately upon their termination by Seller, on the Closing Date.  The offers of employment to such non-bargaining unit employees (i) shall be at hourly wage rates or salaries substantially similar to those which Buyer provides to its similarly-situated California-based employees and (ii) shall provide benefits substantially comparable in the aggregate to those which Buyer provides to its similarly-situated California-based employees.
(c)            Any Business Employees who accept the offer of employment by Buyer, described in Subsections 3.1 (a) and (b), are referred to herein as "Transferred Employees."  Following the Closing Date, (i) Buyer shall use its best efforts to ensure that no waiting periods, exclusions or limitations with respect to any pre-existing conditions, evidence of insurability or good health or actively-at-work exclusions are applicable to any Transferred Employees or their dependents or beneficiaries under any welfare benefit plans in which such Transferred Employees may be eligible to participate and (ii) Buyer shall use its best efforts to provide or cause to be provided that any costs or expenses incurred by the Transferred Employees (and their respective dependents and beneficiaries) up to (and including) the Closing Date shall be specifically applied for purposes of satisfying applicable deductible, co-payment, coinsurance, maximum out-of-pocket provisions and like adjustments or limitations on coverage under any such welfare benefit plans.  Seller shall deliver to Buyer on or before the Closing Date all personnel files and employment records relating to the Transferred Employees to the extent permitted by Law (including completed I-9 forms and attachments with respect to all Transferred Employees, except for such Business Employees as Seller certifies in writing are exempt from such requirement).  During the period between the Effective Date and the Closing Date, (i) Seller shall use commercially reasonable efforts to continue the employment of all Business Employees, and (ii) Buyer shall have reasonable access to the Business Employees in order to make the related offers of employment, which offers will be contingent upon the consummation of the Closing.  In the event Buyer does not offer any Business Employees, except those Business Employees listed on Schedule 3.1 – Seller Retained Business Employees, an offer of employment substantially similar to the position in which they are employed as of the day prior to the Closing Date, or if any of the Business Employees are not offered employment from Buyer, then Buyer shall be responsible for payment of severance pay to each of the affected Business Employees in accordance with Seller's standard severance policy.

3.2            Employment.  Seller and Buyer shall adopt the "standard procedure" for preparing and filing IRS Forms W-2 (Wage and Tax Statements) and Forms W-4 (Employee's Withholding Allowance Certificate) regarding the Transferred Employees.  Under this procedure, Seller shall keep on file all IRS Forms W-4 provided by the Transferred Employees for the period required by applicable Law concerning record retention and Buyer will obtain new IRS Forms W-4 with respect to each Transferred Employee.  On the Closing Date, Seller shall pay out all compensation earned by each Transferred Employee through the Closing Date, including wages, salaries, commissions, bonuses and other incentive payments, and severance and other termination payments, but shall not pay out accrued vacation and other paid time off of the Transferred Employees, and Buyer shall receive, as a credit toward the Purchase Price, the accrued amounts retained on the books of the Seller for payment of such expenses.  Buyer shall not be liable for any benefits of any kind or nature accrued by the employee for any services rendered to Seller or otherwise arising on or before the Closing Date, including but not limited to any obligations associated with any employee benefits plans, except as provided herein, nor shall Buyer assume any employment contract of an employee of Seller unless an Assumed Contract.  Buyer shall not be liable for any obligation, liability or cost associated with the termination by Seller of any employee or consultant of Seller prior to the Closing Date, except as provided in Sec. 3.4 herein.  In the event Buyer does not offer any Business Employees, except those Business Employees listed on Schedule 3.1 – Seller Retained Business Employees, an offer of employment substantially similar in duties and compensation to the position in which they are employed  as of the day prior to the Closing Date, then Buyer shall be responsible for payment of severance pay to each of the affected Business Employees not offered such employment, in accordance with Seller's standard severance policy.
3.3            Non-Solicitation.  Seller agrees that it will not directly or indirectly solicit any of the Business Employees hired by Buyer to leave their employment with Buyer or to perform work for any entity other than Buyer for a period of one year following the Closing Date.
3.4            WARN Act.  Because it is assumed that substantially fewer than 50 Business Employees will become unemployed as a result of this Agreement, the WARN Act would not apply.  However, if the WARN Act would apply, Seller shall be solely responsible for compliance with the WARN Act and for making payments, if any, and paying all penalties and costs, if any, which result solely from termination of employment of Business Employees or failure to provide adequate advance notice of the termination of any Business Employee and/or government entities by Seller on or before the Closing Date; provided, however, that notwithstanding the preceding clause, Buyer shall be solely responsible for compliance with the WARN Act with respect to Seller's termination of the employment of the Business Employees on the Closing Date and for making payments, if any, and paying all penalties and costs, if any, which result from Buyer's failure to provide or offer employment substantially similar in duties and compensation to the position in which they are employed as of the day prior to the Closing Date. Buyer shall be solely responsible for compliance with the WARN Act and for making payments, if any, and paying all penalties and costs, if any, which result from failure to provide or offer employment on substantially the same terms and conditions as the Business Employees received on the day prior to the Closing Date.  Buyer shall be solely responsible for compliance with the WARN Act and for making payments, if any, based in whole or in part on layoffs, terminations or other employment loss of any Business Employees after the Closing Date.  Buyer shall indemnify and hold harmless Seller for any claims brought against it under the federal and/or California WARN Acts, respectively 29 U.S.C. § 2101 et seq. and Cal. Lab. Code § 1400 et seq. (collectively, the "WARN Act"), because of Buyer's failure to make offers to Business Employees as required by Section 3.1 herein, or which result from failure to provide or offer employment substantially similar in duties and compensation as the Business Employees received on the day prior to the Closing Date.

3.5            ERISA Compliance.  Seller shall be solely responsible for compliance with the continuation coverage provisions of ERISA with respect to any events occurring prior to or coincident with the Closing Date.  Specifically, and without limitation, Seller shall provide each Business Employee who is a participant in Seller's group health plan or plans with notice of their right to continuation coverage, on account of their termination of coverage from Seller's group health plan or plans associated with this transaction, and Seller shall be responsible for providing continuation coverage to any qualified beneficiary (as defined in ERISA) who elects and is entitled to continuation coverage on account of any qualifying event (as defined in ERISA) occurring prior to or coincident with the Closing Date, even if the election of such continuation coverage occurs after the Closing Date.  Seller also shall be responsible for providing continuation coverage or any other coverage associated with continuation coverage to any qualified beneficiary or spouse or dependent of a qualified beneficiary who becomes entitled to such coverage on account of an event occurring after the Closing Date, if the entitlement is based on the qualified beneficiary's receipt of continuation coverage from Seller.
3.6            Construction.  Sections 3.1 and 3.2 – Business Employees and Employment hereof are solely for the purpose of defining the obligations between Buyer and Seller concerning the Business Employees and shall in no way be construed as creating any employment contract or other contract between Buyer or Seller and any Business Employee, or as granting any third-party beneficiary status to any Business Employee.  This Subsection 3.6 is not intended to affect Buyer's obligation to assume the Collective Bargaining Agreement, as set forth in Subsection 3.1(a).
3.7     Western Conference of Teamsters Pension Fund.  Buyer and Seller intend to comply with Section 4204(a)(1)(A) of the Employee Retirement Income Security Act of 1974 (as amended)(ERISA) and to take any other actions required or desirable so that no withdrawal liability is imposed on Seller as a result of the transaction contemplated by the Agreement or any subsequent action or omission of Buyer.  Accordingly, Buyer and Seller agree as follows:

(a)            Buyer agrees to make contributions after the Closing Date to the Western Conference of Teamsters Pension Fund ("Pension Fund") with respect to the operations of the Modesto Business, for substantially the same number of contribution base units for which Seller has an obligation prior to the Closing Date to contribute to the Pension Fund, as described in Section 4204(a)(1)(A) of ERISA, and;
(b)            Seller and Buyer will take all necessary steps, including complying with the provisions of Section 4204 of ERISA, to prevent the transactions contemplated by this Agreement from being treated as a full or partial withdrawal from the Pension Fund;
(c)            Prior to the first plan year of the Pension Fund beginning after the Closing Date, Seller and Buyer jointly shall seek a variance from the requirements of Section 4204(a)(1)(B) of ERISA that a bond be obtained or an amount be held in escrow as provided in said Section, and Section 4204(a)(1)(C) of ERISA relating to the language in section (e) below.  In the event the Pension Fund determines that the request does not qualify for a variance, Buyer shall obtain any required bond or establish any required escrow as of the first plan year beginning after the Closing Date and shall maintain such bond or escrow until the earliest of (A) the date a variance is obtained from the Pension Fund; (B) the date a variance or exemption is obtained from the Pension Benefit Guaranty Corporation ("PBGC"); or (C) the last day of the fifth plan year commencing after the Closing Date.  Buyer shall pay, or reimburse or indemnify, as the case may be, Seller for the cost of such application for variance and the cost of any bond or escrow that may be required hereunder, and such obligation to reimburse and indemnify shall not be subject to any limitations set forth in Article XIII hereof;
(d)            If, at any time during the first five plan years of the Pension Fund beginning after the Closing Date, Buyer withdraws from the Pension Fund or fails to make a contribution when due to the Pension Fund, the amount of the bond, escrow or letter of credit will be paid to the Pension Fund;
(e)            If a variance as described in section (c) is not obtained, the following language shall be applicable: If, during the first five plan years of the Pension Fund beginning after the Closing Date, Buyer withdraws from the Pension Fund in a complete or partial withdrawal with respect to operations of the Modesto Business, Seller will be secondarily liable for any withdrawal liability it would have had to the Pension Fund with respect to the Modesto Business but for this Agreement, if and to the extent the liability of Buyer with respect to the Pension Fund is not paid either by Buyer or pursuant to the bond, escrow or letter of credit described in subsection (c) above;
(f)            Buyer agrees that it shall be liable to Seller and shall defend, indemnify, and hold harmless Seller and all entities that are under common control with Seller (within the meaning of ERISA Section 4001(b)(1)) from any liability or secondary liability to the Pension Fund and any related losses, claims, costs, damages, or expenses, including reasonable legal expenses, it or they may incur, arising out of any failure by Buyer to satisfy its obligations under this section 5.7 or by any failure by Buyer to pay its contributions or withdrawal liability when due.  Seller agrees to provide Buyer, as soon as reasonably practicable, with a copy of any notice received by Seller relating to the imposition of withdrawal liability by the Pension Fund for which Seller asserts Buyer may be liable. In the event Buyer withdraws from the Pension Fund in a complete or partial withdrawal during the plan year in which the Closing occurs or during the next four plan years, due to circumstances beyond Buyer's control (such as a decertification, or significant legal or financial issues impacting the Pension Fund), Seller shall reimburse Buyer for the portion of Buyer's withdrawal liability attributable to Seller's contribution history assumed by Buyer as a result of Section 4204 of ERISA's application to the transaction contemplated by this Agreement, and such obligation to reimburse shall not be subject to any limitations set forth in Article XIII hereof.

(g)            As soon as practicable after the date of this Agreement, Buyer and Seller will cooperate to fulfill any requirements the Pension Fund may set, in order to ensure that the transactions contemplated by this Agreement comply with Section 4204 of ERISA.

ARTICLE IV

 DUE DILIGENCE
4.1            Due Diligence.
(a)            Due Diligence Period.  Buyer will have until 5 p.m. on May 1, 2015 (the "Due Diligence Deadline") to conduct a due diligence investigation of the Purchased Assets to its satisfaction in its sole discretion, which investigation shall consist of and may include, among other things, review of the condition of the Real Property, the Preliminary Title Reports, roof, plumbing, electrical, sprinkler, water, sewer, drainage, mechanical, engineering, heating and air conditioning and life safety systems, structural integrity of the Improvements, measurement of the square footage of the Land and Improvements, legal status and requirements pertaining to the Real Property and the Modesto Business (including use permits, building codes, zoning, environmental, public health and fire safety laws), hazardous substance review including preparation of an environmental assessment, the Inventory, the Personal Property, the Intellectual Property, and all other matters of significance to Buyer relating to the Purchased Assets.  Buyer shall not perform any destructive or intrusive testing of any of the Purchased Assets, including the Real Property, without the prior written consent of Seller, which consent may be withheld in Seller's sole and absolute discretion.  In the event Buyer is unable to complete its due diligence investigation to its satisfaction in its sole discretion by the Due Diligence Deadline despite reasonable efforts by Buyer, Buyer will have the right to extend the Due Diligence Deadline for such number of days as is required to complete its due diligence investigation but in no event more than 15 days from the original Due Diligence Deadline.  Buyer will order and pay for all costs and expenses with respect to such investigations.  If, prior to the Due Diligence Deadline, as may be extended pursuant to the foregoing, Buyer notifies Seller both in writing and with a telephone call from Buyer's CEO to Seller's CEO that Buyer disapproves the Purchased Assets for any material reason, the Purchased Assets will be deemed disapproved, and this Agreement and all exclusivity obligations of Seller will terminate.
(b)            Access.  Prior to the Closing, Seller shall afford Buyer and authorized representatives of Buyer reasonable access, at reasonable times, to the Purchased Assets, including without limitation the Real Property, for the purposes of satisfying Buyer with respect to the Purchased Assets.  Seller shall furnish to Buyer and its representatives all documents, files, financial and operating data, books, records, inventory, and any other information (including Tax records, and accounting records and work papers) related to the Purchased Assets and the Modesto Business as Buyer or its representatives may from time to time request.  In performing its examinations and inspections of the Modesto Business and the Purchased Assets, Buyer will use reasonable efforts to minimize any interference with Seller's operation of its Modesto Business and use of the Purchased Assets.

4.2            Title.
(a)            Preliminary Title Report.  Seller shall instruct the Title Company to promptly issue a current preliminary title report for each parcel of the Real Property (the "Preliminary Title Report"), within three (3) business days of the Effective Date, together with a copy of each document referred to in each Preliminary Title Report, and copies of any existing easements, covenants, restrictions, agreements, and other documents which affect title to the Land and are not disclosed by the applicable Preliminary Title Report, if any.
(b)            Title Review.  Buyer will notify Seller in writing, by the end of the Due Diligence Period, of any objections Buyer has to title to the Real Property.  If Buyer does not provide written notice of any such objections within that period, the title reflected in the Preliminary Title Report will be deemed disapproved.
(c)            Permitted Exceptions.  If Buyer disapproves of any title exception as described above, Seller will have three (3) business days after receipt of written notice of the disapproved exception(s) to notify Buyer that Seller will attempt to have the disapproved exception(s) removed prior to Closing or insured over or that Seller will not cause the exception to be removed or insured over.  Seller's failure to deliver such notice will be deemed to mean that the exception(s) will not be removed or insured over.  If Seller elects, or is deemed to have elected, not to have any disapproved exception removed or insured over, Buyer will have three (3) business days from the receipt of Seller's notice either to (i) to have the disapproved exception removed or insured over, or (ii) to waive its disapproval of such exception(s) and agree to purchase the Real Property subject to the disapproved exception(s).  Buyer's failure to have the exception removed or insured over or to deliver such notice will be deemed an election of  Buyer to terminate this Agreement.  All exceptions that Buyer has approved hereunder, either by Buyer's actual approval or actual waiver of a disapproval, will be termed the "Permitted Exceptions".  If Seller elects, in its sole discretion, to have a disapproved exception removed or insured over to Buyer's reasonable satisfaction, Seller will be obligated to use diligent, good faith efforts to have that exception removed or insured over to Buyer's reasonable satisfaction, and if Seller cannot have the exception removed or insured over to Buyer's reasonable satisfaction, by the Closing, Seller will so notify Buyer, and Buyer will have the right either to (a) terminate this Agreement, (b) have the exception removed or insured over to Buyer's reasonable satisfaction, and proceed to the Closing, or (c) waive its disapproval of that exception and purchase the Real Property subject to it.
4.3            Indemnification Obligation.  Buyer shall indemnify, defend and hold harmless and be responsible for any damage caused by any act or omission of Buyer or its agents in connection with the investigations described in this Article IV.  This indemnification obligation shall survive Closing or termination of this Agreement.

ARTICLE V

 REPRESENTATIONS AND WARRANTIES OF SELLER
Except as set forth in Seller's disclosure schedule attached hereto as Exhibit F (the "Disclosure Schedule"), Seller hereby represents and warrants to Buyer as follows and such representations and warranties, except as expressly provided, shall be true and correct as of the date hereof and as of the Closing Date:
5.1            Due Formation, Qualification and Authority.
(a)            Formation/Qualification.  Corporation is a corporation, duly organized, validly existing and in good standing under the laws of the State of New York.  LLC is a limited liability company validly existing and in good standing under the laws of Delaware. Seller has the full power and authority, and all authorizations and permits required by governmental or other authorities, to own, lease and operate its properties and to carry on its Modesto Business as now conducted, to execute, deliver and perform this Agreement and the other agreements contemplated herein to which it is a party, and to consummate the transactions contemplated hereby and thereby.  Seller is duly qualified to do business and is in good standing in all jurisdictions in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification.
(b)            Authority.  Seller has the full right, power, authority and capacity to enter into this Agreement and the other agreements contemplated under this Agreement to which it is a party, and to perform its obligations hereunder and thereunder.  The execution, delivery and performance of this Agreement by Seller has been, or will be by March 27, 2015, duly and validly authorized by all necessary corporate action, and no other proceedings on the part of Seller are necessary to authorize this Agreement and the agreements entered into by Seller in connection herewith to consummate and perform the transactions contemplated hereby and thereby.  Except for approval by the Corporation's Board of Directors which will be obtained no later than March 27,2015, this Agreement has been duly and validly executed and delivered by Seller and, subject to the due authorization, execution and delivery by Buyer and any other parties hereto and the satisfaction of the conditions precedent and concurrent to Seller's obligations hereunder, constitutes the legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, or other similar laws relating to or limiting creditors' rights.  Except as may be required by the Federal Trade Commission and the Department of Justice, no consent, approval or authorization of any third party or of any Governmental Authority or entity is required in connection with the execution, delivery or performance of this Agreement by Seller or the consummation of the other transactions contemplated hereby, and except that Seller requires the consent, approval, or authorization of Seller's lenders in connection with the execution, delivery or performance of this Agreement by Seller or the consummation of the other transactions contemplated hereby.
5.2            No Breach or Default.  The execution, delivery and performance by Seller of this Agreement, and the consummation of the transactions contemplated hereby, do not and will not:

(a)            result in the breach of any of the terms or conditions of, or constitute a default (or an event that, with or without notice or lapse of time or both, would constitute a default) under, or allow for the acceleration or termination of, in any manner release any party from any obligation under, or will result in any Lien on the assets of Seller, including the Purchased Assets, under any mortgage, lease, note, bond indenture, or material contract, agreement, license or other instrument or obligation of any kind of nature to which Seller is a party, or by which Seller or any of its assets is or may be bound or affected; or
(b)            violate the Articles of Incorporation, bylaws, or any law, statute, rule or regulation or order, writ, injunction, award or decree of any Governmental Authority, or require the approval, consent or permission of any Governmental Authority or any other person except for any filings required to be made under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the "HSR Act").
5.3            Financial Information.  Seller's revenue recognition policy with respect to its financial statements has been made in accordance with GAAP.  Since October 1, 2014, there has been no change in accounting policies, principles, methods or practices of Seller, including any change in any policy with respect to reserves.  The information set forth on Section 5.3 of the Disclosure Schedule is (a) true and correct, (b) based on financial principles that have been consistently applied by Seller, (c) fairly present in all material respects the information set forth thereon with respect to the Modesto Business, as of dates and for the periods referred to therein, and (d) is consistent with the books and records of the Modesto Business.
5.4            Absence of Undisclosed Liabilities.  The Purchased Assets are not subject to any debt, liability, obligation, contract or commitment except (a) such liabilities and obligations arising from the Assumed Contracts as described in Exhibit E which liabilities and obligations are not as a result of a default or breach thereof and will be satisfied at or prior to Closing if such liabilities or obligations relate to any pre-Closing period, (b) liabilities and obligations which will be paid or otherwise fully satisfied prior to or as of the Closing Date, (c) liabilities and obligations incurred in the ordinary course of business, but in no event greater than $250,000 in the aggregate; and (d) liabilities and obligations entered into by Seller after the Effective Date with the approval of Buyer.  Except as set forth on Schedule 5.4 of the Disclosure Schedule, there is no litigation, claim, suit, proceeding, audit, inspection or investigation which is pending, or to Seller's Knowledge, threatened or anticipated against the Purchased Assets or against Seller having an effect on the Purchased Assets.  There is no outstanding judgment, order, writ, injunction or decree against Seller, the result of which could materially adversely affect the Modesto Business and/or the Purchased Assets, nor has Seller been notified that any such judgment, order, writ, injunction or decree has been requested, is pending or, to Seller's Knowledge, threatened.  Except as set forth on Schedule 5.4 of the Disclosure Schedule, there is no Lien secured by any of the Purchased Assets.
5.5            Absence of Certain Changes.  Since October 1, 2014, the Modesto Business has been conducted in the ordinary course of business, and consistent with past practices in all material respects, and Seller has not taken any of the actions prohibited in Section 7.1 – Conduct of Business until Closing Date, nor has any Material Adverse Effect occurred.  For purposes of this Agreement, a "Material Adverse Effect" shall mean any change, event, circumstance or effect that is, or would reasonably be expected to be, materially adverse to the Modesto Business, including its future prospects, taken as a whole, excluding any such change, event, circumstance or effect arising out of or in connection with or resulting from:  (A) adverse developments in economic, business or financial conditions generally affecting the processed fruit industry or the general economy, and (B) any action, omission, change or event contemplated by this Agreement or attributable to the execution, performance or announcement of this Agreement or the transactions contemplated hereby.  Without limiting the generality of the foregoing, since October 1, 2014:

(a)            Seller has not experienced (i) any material damage, destruction or loss adversely affecting the Purchased Assets or the Modesto Business, or (ii) any change that would be reasonably expected to have a Material Adverse Effect on the Purchased Assets, the business, financial condition or operations of the Modesto Business; or the Seller's relationships with its growers, customers, or others relating to the Modesto Business except, in each case, changes in the ordinary course of business, including out-of-stocks due to short fruit supplies and those items all as listed on Schedule 5.5 of the Disclosure Schedule;
(b)            Except for sales of Inventory in the ordinary course of business for fair and adequate consideration in money or money's worth, Seller has not sold or disposed or agreed to sell or dispose of any of the Purchased Assets, except for disposal of worn or obsolete items;
(c)            Seller has not changed any accounting policies or procedures in any material respect except as required by law or applicable accounting standards;
(d)            Seller has not canceled, modified, assigned, terminated or encumbered any contract, agreement, arrangement, commitment or understanding relating to the Modesto Business;
(e)            Except in the ordinary course of business or as required in connection with the transactions contemplated hereby, Seller has not entered into any transaction or entered into any contract or agreement relating to the Modesto Business or the Purchased Assets exceeding $250,000, except for pallet purchases and other items as set forth in Schedule 5.5(e) of the Disclosure Schedule;
(f)            Seller has not, to Seller's Knowledge, received any notice of termination as a result of breach or default under any contract relating to the Modesto Business to which it is a party, and Seller has not allowed to occur or exist any event of default under any contract relating to the Modesto Business to which it is a party, except as listed in Schedule 5.5 (f) of the Disclosure Schedule;
(g)            Seller has not created, assumed or permitted to exist any Lien upon any of the Purchased Assets, except as listed on Schedule 5.5 (g) of the Disclosure Schedule;
(h)            To Seller's Knowledge, Seller has not taken any action that would result in a violation or breach of, or a default under, any Assumed Contract or any material contract by which any of the Purchased Assets is bound;
(i)            Seller has not experienced any other change in the Modesto Business which could have a Material Adverse Effect after consummation of the transactions contemplated hereby, other than any possible change resulting from the execution of this Agreement or the other agreements contemplated hereby or the consummation of the transactions contemplated herein or therein, and out-of-stocks due to short produce pack as described in Schedule 5.5(i) of the Disclosure Schedule; and

(j)            Seller has not taken, or agreed in writing or otherwise to take, any of the foregoing actions or any action which would make any representation or warranty contained in this Agreement untrue or incorrect as of the date when made or as of the Closing Date.
5.6            Title to and Condition of Assets.
(a)            Section 5.6(a) of the Disclosure Schedule lists all material leases entered into by Seller relating to the Modesto Business or the Purchased Assets for any personal property to which Seller is a party as a lessee ("Leased Personal Property"), which leases are in full force and effect, and binding on the parties thereto and neither Seller nor, to Seller's Knowledge, any other party to such leases is in breach of the provisions thereof.  No default of Seller that has not been cured is outstanding nor, to Seller's Knowledge, has any event occurred which, with the giving of notice or the passage of time or both, would constitute a default of Seller thereunder.  As of the date hereof, there is no pending or, to Seller's Knowledge, threatened action that would materially interfere with the quiet enjoyment of such leaseholds by Seller.
(b)            Seller has good and valid title to and has the right to possession to all the Personal Property, free and clear of any and all mortgages, liens, pledges, charges, security interests, licenses, options, rights of first refusal, rights of use, conditions, restrictions or encumbrances of any kind or character, whether or not relating to the extension of credit or the borrowing of money (collectively, "Liens"), except minor imperfections of title, none of which, individually or in the aggregate, materially reduces the value of or impairs the use of the affected properties or impairs the operations of the Modesto Business or Liens that will be terminated prior to or as of the Closing Date ("Permitted Liens").
(c)            Except with respect to the main computer operating systems utilized by the Modesto Business, the Purchased Assets constitute substantially all of the assets, tangible and intangible, of any nature whatsoever, necessary to operate Seller's Modesto Business in the manner presently operated by Seller.
(d)            The Personal Property is in good repair and operating condition (ordinary wear and tear excepted), and is adequate and suitable for immediate use in the ordinary course of business.
5.7            Real Property.
(a)            The Real Property is in all material respects fully licensed, permitted and authorized to carry on the Modesto Business as it has been carried on at all times by Seller under all applicable Laws, including without limitation zoning or land use requirements, rules and regulations, and no portion of the Real Property or the current use thereof constitutes a non-conforming use.  To Seller's Knowledge, there are no circumstances, conditions or reasons which are likely to be the basis for any proceedings to revoke or suspend any Permits relating to the Real Property.  Except as listed on Schedule 5.7(a) of the Disclosure Schedule, Seller has not received any written notice or information regarding the Real Property's failure to comply with or violation of any applicable Law from any Governmental Authority or any restrictive easements or covenants affecting the Real Property.  To Seller's Knowledge, there is no condemnation action, litigation or environmental, zoning, moratorium, or other land-use proceedings, either instituted or planned to be instituted or threatened, which would affect the use or occupancy of the Real Property, or operation of the Modesto Business thereon, nor has Seller received notice of any special assessment proceedings affecting the Real Property.  There are no outstanding options or rights of first offer or refusal to purchase or lease the Real Property or any portion thereof or interest therein.  Except for Permitted Exceptions, no portion of the Real Property serves any adjoining property for any purpose.  There are no leases, subleases, licenses, concessions or other agreements, written or oral, granting to any person the right of use or occupancy of any portion of the Real Property, except as set forth in Section 5.7 (a) of the Disclosure Schedule.

(b)            The Real Property is supplied with utilities and other services in such amounts as are reasonably necessary for its historical and current use in the operation of the Modesto Business in all material respects, including water, gas, electricity, drainage facilities, telephone, sanitary and storm sewer disposal, all of which services are installed, provided and connected in accordance with all applicable Laws, and adequate access that complies with all applicable Laws is provided via public roads or via permanent, irrevocable, appurtenant easements benefiting the Real Property.
(c)            The buildings and other Improvements located on the Real Property, and all such items are being sold "AS-IS, WHERE IS", except as otherwise specifically set forth herein.  To Seller's Knowledge, (i) there are no material defects to the buildings or other Improvements located on the Real Property, and all such items are in good operating condition and repair and in compliance with all applicable Laws, and (ii) there are no wetlands in or upon the Real Property, nor any endangered, threatened or special status species.
(d)            There is no pending or, to Seller's Knowledge, threatened action relating to the Real Property or its Improvements that would materially interfere with the quiet enjoyment of such by Buyer.
(e)            To Seller's Knowledge, the Improvements have received all approvals of Governmental Authorities (including Permits) required in connection with the ownership and operation of the Modesto Business and have been operated and maintained in compliance with all applicable Laws.
(f)            No portion of the Real Property has suffered any material damage by fire or other casualty since October 1, 2014 which has not heretofore been completely repaired and restored to its original condition.
(g)            Seller knows of no material fact nor has failed to disclose any material fact that might affect the Purchased Assets as a validly operating canned fruit manufacturing facility.
5.8            Environmental Compliance.

(a)            Seller has not used, stored, generated, manufactured, transported, treated, recycled, disposed of, arranged for or permitted the disposal of, exposed any person to, released, discharged, dumped or otherwise handled Hazardous Substances on the Real Property or any other location relating to the Modesto Business in violation of any Environmental Law.  To Seller's Knowledge, no other party has used, stored, generated, manufactured, transported, treated, recycled, disposed of, arranged for or permitted the disposal of, exposed any person to, released, discharged, dumped or otherwise handled Hazardous Substances on the Real Property in violation of any Environmental Law.
(b)            To Seller's Knowledge, there has been no actual or alleged or threatened release of Hazardous Substances in, on, around, emanating from, migrating to or otherwise potentially affecting any part of the Real Property or the soil, groundwater or soil vapor on or under the Real Property.
(c)            Except as set forth on Schedule 5.8(c) of the Disclosure Schedule, there have been no actual nor alleged nor, to Seller's Knowledge, threatened claims, demands, fines, penalties, liabilities (including, but not limited to, governmental enforcement actions) relating to any Environmental Laws or the presence of Hazardous Substances (as hereinafter defined) on or about the Real Property during Seller's ownership of the Real Property or relating to Seller with respect to its operation of the Modesto Business.
(d)            Seller has not placed any asbestos, lead-based paint or PCBs in any structure or improvement on the Real Property.
(e)            Except as disclosed on Schedule 5.8(e) of the Disclosure Schedule with respect to routine maintenance or replacement of existing structures, Seller has not installed any underground or aboveground storage tank for the storage of Hazardous Substances under or on the Real Property, and, to Seller's Knowledge, there is no underground or aboveground storage tank used for the storage of Hazardous Substances under or on the Real Property, except as disclosed on Schedule 5.8(e) of the Disclosure Schedule.
(f)            Except as set forth in Schedule 5.8(f), Seller is and has been in compliance in all material respects with all Environmental Laws and has obtained and complied with all permits, licenses and other authorizations that are required pursuant to Environmental Laws for the operation of its Modesto Business and the Real Property.
(g)            For purposes of this Agreement, "Hazardous Substances" shall mean any chemical, compound, material, mixture, living organism or substance that is now defined or listed in, or otherwise classified pursuant to any Environmental Laws (defined below) as a "hazardous substance," "hazardous material," "hazardous waste," "extremely hazardous waste," "infectious waste," "toxic substance," "toxic pollutant" or any other formulation intended to define, list, or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, or toxicity including, but not limited to, any petroleum, polychlorinated biphenyls (PCBs), asbestos, radon, natural gas, natural gas liquids, liquefied natural gas, or synthetic gas usable for fuel (or mixtures or natural gas and such synthetic gas), and any other substance, material or waste for which standards of conduct or liability may be imposed under any Environmental Laws, or any activities involving such substances.

(h)            For purposes of this Agreement, "Environmental Laws" shall mean any and all past, current and future federal, state and local laws, regulations, ordinances, orders, consent decrees, judgments, directives or other requirements (including without limitation those under common law or otherwise, such as without limitation claims for nuisance, waste trespass, and strict liability), requirements under permits issued with respect thereto, and other requirements of governmental authorities relating to pollution, human health, the environment, natural resources, worker health and safety, or any Hazardous Substances, including without limitation the Clean Air Act, as amended, 42 U.S.C. Section 7401 et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. Section 1251 et seq.; the Resource Conservation and Recovery Act of 1976, as amended, 42 U.S.C. Section 6901 et seq.; the Comprehensive Environment Response, Compensation and Liability Act of 1980, as amended (including the Superfund Amendments and Reauthorization Act of 1986, "CERCLA"), 42 U.S.C. Section 9601 et seq.; the Toxic Substances Control Act, as amended, 15 U.S.C. Section 2601 et seq.; the Occupational Safety and Health Act, as amended, 29 U.S.C. Section 651, the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. Section 11001 et seq.; the Mine Safety and Health Act of 1977, as amended, 30 U.S.C. Section 801 et seq.; the Safe Drinking Water Act, as amended, 42 U.S.C. Section 300f et seq.; and all state and local laws, laws of other applicable jurisdictions or orders and regulations (including without limitation California's Safe Drinking Water and Toxic Enforcement Act of 1986, ch. 6.6 of Cal. Health & Safety Code) relating to such matters.
5.9            Intellectual Property.  Seller owns all right, title and interest in and to, or as specified in Section 5.9 of the Disclosure Schedule, has a valid and binding license to use all of the Intellectual Property, free and clear of any Liens.  There are no judgments, decrees, orders, claims or demands of any other person pertaining to, and no proceedings have been instituted, are pending, or to the Seller's Knowledge, have been threatened with respect to any Intellectual Property.  To Seller's Knowledge, no use of any of the Intellectual Property infringes upon or otherwise violates the rights of others.  To Seller's Knowledge, no act of any other person infringes or violates any right in any of the Intellectual Property.  None of the Intellectual Property owned, or claimed to be owned by Seller and, to Seller's Knowledge, none of the Intellectual Property licensed to Seller is subject to, any outstanding order, decree, judgment or stipulation.  Except as set forth on Schedule 5.9 of the Disclosure Schedule, Seller has not granted any license or other right to any third party with respect to the use or distribution of any of the Intellectual Property rights owned or used by Seller in the conduct of its Modesto Business.  There have been no unauthorized disclosures of any trade secret or confidential information of Seller relating to the Intellectual Property or the Modesto Business to any third party by Seller or any of its employees or consultants.
5.10            Tax Matters.
(a)            For purposes of this Agreement, the term "Taxes" means all taxes for the Modesto Business of any kind or nature, including but not limited to U.S., state, local and foreign income taxes, withholding taxes, branch profit taxes, gross receipts taxes, franchise taxes, sales and use taxes, business and occupation taxes, property taxes, VAT, customs duties or imposts, stamp taxes, excise taxes, payroll taxes, intangible taxes and capital taxes and any penalties or interest thereon, and the term "Tax Returns" shall mean for the Modesto Business any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

(b)            For the Modesto Business, Seller has filed or will file within the time and in the manner prescribed by law all Tax Returns and reports required to be filed by it, and shall prepare and file within the time and in the manner prescribed by law all tax returns and reports required to be filed by it, in each case under the laws of the United States and each state or other jurisdiction in which it conducts business activities requiring the filing of Tax Returns and has paid all taxes shown due on such returns and subsequent assessments.  Seller has paid all Taxes required to be paid by Seller for the Modesto Business.
(c)            There are no tax liens (whether imposed by the United States, any state, local, foreign or other taxing authority) outstanding against the Purchased Assets (other than liens for taxes not yet due and owing.).
(d)            For the Modesto Business, all Taxes and assessments that Seller is required to withhold or to collect have been duly withheld or collected and all withholdings and collections either have been duly and timely paid over to the appropriate Governmental Authorities or are not yet due.
(e)            For the Modesto Business, there is no tax sharing agreement, tax allocation agreement, tax indemnity obligation or similar written or unwritten agreement, arrangement, understanding or practice with respect to Taxes that will require any payment by Seller.
(f)            Seller is not a "foreign person" within the meaning of IRC Section 1445(f)(3).
(g)            Except as set forth on Schedule 5.10 (g) of the Disclosure Schedule, for all taxable periods beginning on or after December 31, 2010, the United States federal, and the material state, local or foreign income tax returns of Seller applicable to the Modesto Business have not been audited or examined by the relevant taxing authority nor has Seller received notice of any such audit or examination.
5.11            Compliance With Laws.
(a)            Seller has complied in all material respects and Seller is presently in compliance with all federal, state, and local laws, ordinances, codes, rules, regulations, permits, orders, judgments, awards, decrees, consent judgments, consent orders and requirements, including without limitation the Food, Drug and Cosmetics Act (collectively, "Laws") applicable to the Modesto Business and the Purchased Assets, except where failure to comply would not, individually or in the aggregate, have a Material Adverse Effect.  Seller has not received any written notice from any party, and no assertion has been made by any party that Seller is not in material compliance, since January 1, 2014 to the present, with applicable Laws with respect to the conduct of the Modesto Business or the Purchased Assets.
(b)            To Seller's Knowledge, Seller has obtained and currently holds all Permits necessary for the ownership or use of the Purchased Assets and the conduct of the Modesto Business.  Exhibit B sets forth a complete list of the Permits under which the Seller is, with respect to the Purchased Assets, bound.  Each such Permit is valid and existing under all applicable Laws and is in full force and effect.  The Permits identified in Exhibit B represent all of the Permits necessary for the operation of the Modesto Business as it is currently being operated and use of the Purchased Assets as they are currently being used.  Exhibit B also lists all applications for new Permits or modifications or renewals of existing Permits related to the Modesto Business or the Purchased Assets.  Seller has not received any notice of impediments to the issuance of any pending Permits.  Except as set forth in Section 5.11 of the Disclosure Schedule, each of the Permits set forth in Exhibit B can, to Seller's Knowledge, be freely assigned or transferred to the Buyer without notice, consent, penalty or liquidated damages.

(c)            Seller has complied in all material respects with, and is not in violation of, any Permit necessary for the operation of the Modesto Business or ownership of the Purchased Assets, except as set forth in Schedule 5.11(c) of the Disclosure Schedule.
5.12            Inventory.  Seller is the true and lawful owner of the Inventory and at Closing shall transfer legal title in the Inventory to Buyer free and clear of all Liens.  All of the Inventory has been produced in accordance with all applicable Laws.  The Inventory is located at the places identified in Section 5.12 of the Disclosure Schedule.  The Inventory consists only of items of quality and quantity commercially usable and, with respect to finished goods, salable in the ordinary course of business.  All finished goods Inventory is properly packaged and labeled, and otherwise complies with applicable Laws.  The levels of Inventory of the Modesto Business, are consistent with Inventory levels of the Modesto Business in the ordinary course.
5.13            Warranty Claims, Product Liability.  All products and services sold, provided or delivered by Seller to customers relating to the Modesto Business conform in all material respects to applicable contractual commitments, express and/or implied warranties, product and service specifications and applicable standards promulgated by any Governmental Authority, is of a quality used and sold by Seller in the ordinary course of business.  No product sold, provided or delivered by Seller to customers related to its Modesto Business is subject to any guaranty, warranty or other indemnity by Seller beyond the applicable standard terms and conditions of sale and applicable law.  Except as set forth on Schedule 5.13 of the Disclosure Schedule, Seller has not received any notice of, nor to Seller's Knowledge is there any basis for, any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against Seller which might give rise to any liability arising out of any injury to a person or property as a result of the ownership, possession, provision or delivery of any product sold, provided or delivered by Seller related to its Modesto Business.  Except as set forth on Schedule 5.13 of the Disclosure Schedule, Seller has not received notice of any product liability claims against Seller related to its Modesto Business.  Seller has not, for the past three years, recalled any products made, canned, distributed or sold by Seller relating to its Modesto Business, and is not now nor has Seller ever been under any obligation to do so, and there is no reasonable basis known to the Seller for any such recall.
5.14            Personnel.  Section 5.14 of the Disclosure Schedule is a complete and accurate list of all officers, directors, employees and consultants (by position) material to the operation of the Modesto Business (the "Business Employees") and their respective rates of compensation, including (i) the portion thereof attributable to bonuses, and (ii) any other salary, bonus, stock option, equity participation, or other incentive compensation made with or promised to any of them.  With respect to the Business Employees, Seller has no obligations to provide any particular form or period of notice prior to termination, or to pay any directors, employees or consultants any severance benefits in connection with termination of employment or service, except as set forth in Section 5.14 of the Disclosure Schedule.

5.15            Labor Matters.  Seller has made available to Buyer for inspection copies of all employee handbooks and employee rules and regulations, if any, relating to the operation of the Modesto Business.  Except as set forth in Schedule 5.15 of the Disclosure Schedule, there is no unfair labor practice charge or complaint against Seller pending before the National Labor Relations Board or any other Governmental Authority relating to the operation of the Modesto Business, and Seller has not experienced a work stoppage or other labor difficulty relating to the operation of the Modesto Business.  To Seller's Knowledge, all of the employees of Seller with respect to the Modesto Business have obtained all material federal, state or local work permits and licenses necessary for employment by Seller.
5.16            Employee Benefits Plan.  Section 5.16 of the Disclosure Schedule lists all benefit plans and agreements to which Seller is a party or by which Seller is bound, or to which Seller contributes or has an obligation to contribute, relating to the Modesto Business, with respect to (i) pension or retirement income plans and agreements, (ii) plans, agreements, arrangements or practices, whether or not written, relating to other "fringe benefits" to employees, officers, directors, agents, or others, including, but not limited to vacation, sick leave, medical, hospitalization, dental, child care, parenting, sabbatical, life and other insurance, and similar or related benefits, and perquisites including, but not limited to, company automobiles, club memberships or privileges, and other similar or related benefits, (iii) any other "employee benefit plan" as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended and the related regulations and published interpretations ("ERISA") (such plans, agreements, arrangements or practices described in this sentence herein referred to individually as a "Plan" and collectively as the "Plans").  Seller has delivered to Buyer true and complete copies of all documents constituting such Plans together with summary plan descriptions of those plans or arrangements not otherwise in writing.
All Plans are funded in accordance with their terms and applicable Law.  Seller has in all material respects performed its obligations under all Plans.  Each of the Plans, that is intended to be qualified and tax exempt under code Sections 401(a) and 501(a), satisfies the requirements of such sections and is subject to a current favorable determination letter from the Internal Revenue Service.
Except as set forth in Section 5.16 of the Disclosure Schedule, (a) no Plan constitutes a "Multiemployer Plan" (within the meaning of Section 3(37) of ERISA) to which Seller or any of its Affiliates contributes or is required to contribute with respect to the Modesto Business (a "Multiemployer Plan") and (b) neither Seller nor its ERISA Affiliates, with respect to the Modesto Business or Business Employees, have in the past five (5) years contributed to or otherwise had any obligation or liability to a Multiemployer Plan.  Except as described in the immediately preceding sentence, or as set forth in Section 5.16 of the Disclosure Schedule, (i) neither Seller nor any of its ERISA Affiliates, with respect to the Modesto Business or Business Employees, have or is reasonably expected to have any obligations or liability in connection with a complete or partial withdrawal from any Multiemployer Plan as of the Closing Date; and (ii) no Multiemployer Plan is in "endangered" or "critical" status within the meaning of Section of 432 of the Code, or is "insolvent" or in "reorganization" within the meaning of Section 4245 and 4241 of ERISA, respectively.  Section 5.16 of the Disclosure Schedule lists, by the name of each Multiemployer Plan, the aggregate contributions (including surcharges and minimum funding contributions, if any) and premiums paid by Seller and its ERISA Affiliates, with respect to the Modesto Business or Business Employees, to the Western Conference of Teamsters Pension Fund for hours worked by the Business Employees during 2010-2014, and to any other Multiemployer Plan during the 2013 and 2014 plan years for the Business Employees.

With respect to each Plan or other agreement or arrangement that is a "non-qualified deferred compensation plan" (as such term is defined in Section 409A(d)(1) of the Code), (i) each such Plan, agreement or arrangement has been administered in compliance with Section 409A of the Code and the final regulations promulgated and in effect thereunder, (iii) no amounts under any such Plan, agreement or arrangement is or has been subject to the interest and additional tax set forth under Section 409A(a)(1)(B) of the Code and (iv) Seller has no obligation to gross-up or indemnify any individual with respect to any such tax.
For purposes of this Agreement, an "ERISA Affiliate" means any corporation, or unincorporated trade or business, that, together with Seller, would be treated as a single employer under Section 414(b), (c) or (m) of the Code or Section 4001(a)(14) or (b)(1) of ERISA.
5.17             Employees and Employment Contracts.  Section 5.17 of the Disclosure Schedule contains a true and complete list of all employment contracts, deferred compensation, profit-sharing, stock purchase, stock option, stock appreciation right, bonus and severance plans and agreements, consulting agreements, or similar agreements relating to the Modesto Business by which Seller is bound and a description of each of Seller's disciplinary practices and termination procedures.  All the contracts and arrangements described in Section 5.17 of the Disclosure Schedule are in full force and effect, and there is no default by Seller under any of them as of the Closing.  Seller has not entered into any severance agreement or similar arrangement in respect of any present or former employee of the Modesto Business that will result in any obligation (absolute or contingent) of Seller to make any payment to any present or former employee following termination of employment, except as set forth in Schedule 5.17 of the Disclosure Schedule.
5.18            Contracts.  Listed in Section 5.18 of the Disclosure Schedule are all the material contracts, leases and agreements related to the operation and management of the Modesto Business as of the Effective Date which are not otherwise terminable upon 30 days or less prior written notice.  A copy of each such contract has been delivered to Buyer or been made available for Buyer's inspection and is a true and accurate copy, and such description of any oral agreements is materially complete.  All Assumed Contracts are valid, in full force and effect and binding and enforceable upon the parties thereto assuming the due authorization, execution and delivery of such Assumed Contracts by the non-Seller counterparties thereto and except to the extent enforcement may be limited by bankruptcy principles and equitable principles.  To Seller's Knowledge, Seller is not in breach or default in the performance of any of its obligations under any Assumed Contract and, to Seller's Knowledge, no other parties to any Assumed Contract is in breach or default in the performance of its obligations thereunder.  To Seller's Knowledge, none of the other parties to an Assumed Contract has threatened to breach any of the provisions thereof or notified Seller of a default thereunder, or exercised any options thereunder to terminate such Assumed Contract.  There exists no condition or event which, after the giving of notice or lapse of time or both, would constitute any material breach, termination or default on the part of Seller or, to Seller's Knowledge, any other party under any Assumed Contract, and Seller has performed all material obligations required to be performed by it to date under the Assumed Contracts.  Seller has not given or received any termination notices under any "evergreen" Assumed Contract.  Seller is not a party to any contract or other agreement, whether written or oral, that (i) imposes, or will impose as of the Closing Date, any Lien on any of the Purchased Assets that will not be removed on or before the Closing Date, or (ii) would prevent or threaten the consummation of the transactions contemplated by this Agreement.  To Seller's Knowledge, no party to an Assumed Contract has informed Seller that it will be or could be unable or unwilling to perform its obligations under and in accordance with the terms of such Assumed Contract.  Seller has all necessary power and authority to transfer to Buyer the rights in and to the Assumed Contracts being transferred to Buyer by this Agreement.  Except as set forth on Section 5.18 of the Disclosure Schedule, no consents to the transactions contemplated by this Agreement are required from, and no notices as a result of the transactions contemplated by this Agreement are required to be delivered to, parties to the Assumed Contracts.

5.19            Suppliers and Customers.  Section 5.19 of the Disclosure Schedule sets forth a list of material suppliers and the fifteen largest customers of the Modesto Business (by dollar volume) for the most recent two (2) fiscal years.  None of such suppliers or customers has cancelled, or otherwise modified in any manner which is materially adverse to Seller, the Modesto Business or relationship with Seller with respect to the Modesto Business or has delivered written notice or has otherwise expressly indicated to Seller (either directly or indirectly) of any intent to cancel or materially reduce its business with the Modesto Business or otherwise materially change its relationship with the Modesto Business, except for business lost in ordinary course of business to Buyer.
5.20            Insurance.  Seller has provided to Buyer or will provide to Buyer within ten (10) days after the Effective Date a complete list of all policies of insurance held by Seller with respect to the Purchased Assets, and for each policy, the name of the insurer and the insured, the type of risks insured, the deductible and limits of coverage, and the annual premium and expiration date therefore, all of which such policies are in full force and effect.  There is no current default with respect to the payment of premiums under any such policies.  Such policies and binders are valid and binding in accordance with their terms and are in full force and effect.  Seller has maintained and will maintain such insurance until the Closing Date.  During the last four (4) years, there has been no lapse in any insurance coverage of Seller relating to the Modesto Business or the Purchased Assets.  Seller has not, during the last four (4) years, been denied or had revoked or rescinded any policy of insurance relating to the Modesto Business or the Purchased Assets.
5.21            Business Relationships with Affiliates.  Section 5.21 of the Disclosure Schedule lists any agreements or arrangements with any officer, director, employee, stockholder or other affiliate of Seller or any such individual's spouse or immediate family member by adoption to any such person or any entity in which any such person owns any beneficial interest (other than through ownership of less than five percent (5%) of the stock of a publicly held company or shares of a mutual fund) (collectively, the "Insiders") to which Seller is a party and which pertains to the Modesto Business.  Except as set forth on Section 5.21 of the Disclosure Schedule, no Insider owns any property or right, tangible or intangible, which is used in and material to Seller with respect to the Modesto Business.

5.22            Brokers and Finders.  No agent, broker, finder or other person or entity acting on behalf of Seller will be entitled to any broker's, finder's or similar fee or commission in connection with the transactions contemplated by this Agreement.
5.23            Solvency.  Seller is not now insolvent and will not be rendered insolvent by the consummation of the transactions contemplated hereby.  As used in this section, "insolvent' means that the sum of the debts and other probable liabilities of Seller exceeds the present fair saleable value of Seller's assets.  Immediately after giving effect to the transactions contemplated hereby, Seller shall be solvent and shall: (i) be able to pay its debts as they become due; (ii) own property that has a fair saleable value greater than the amounts required to pay its debts (including a reasonable estimate of the amount of all contingent liabilities), and (iii) have adequate capital to carry on its business.  No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated hereby with the intent to hinder, delay or defraud either present or future creditors of Buyer or Seller.  In connection with the transactions contemplated hereby, Seller has not incurred, nor plans to incur, debts beyond its ability to pay as they become absolute and matured.
5.24            Disclosure.  To Seller's Knowledge, all material facts relating to the Modesto Business and the Purchased Assets have been disclosed to Buyer in or in connection with this Agreement.  To Seller's Knowledge, no representation or warranty contained in this Agreement, and no statement contained in the Disclosure Schedule or in any certificate, list or other writing furnished to Buyer pursuant to this Agreement, contains any untrue statement of a material fact or omits a material fact necessary to make the statements contained herein or therein, in the light of the circumstances under which they were made, not misleading.
5.25            Copies Complete and Accurate.  The copies of the financial records, financial projections, instruments, agreements, licenses, permits, certificates or other documents that have been delivered to Buyer or made available to Buyer for its review in connection with the transactions contemplated hereby are complete and accurate and are true in all material respects, and no amendments thereto have been made or authorized since the date such items were delivered or made available.
5.26            Knowledge.  For the purposes of this Agreement, the phrase to "Seller's Knowledge" means to the actual knowledge of Kraig H. Kayser, Tim Nelson, Paul Palmby, Timothy Benjamin, and, for any items disclosed after the signing of this Agreement, Tom Nett for Human Resources matters and Matt Henschler for safety and environmental matters, upon due review and inquiry in the ordinary course of performing their duties.

ARTICLE VI

 REPRESENTATIONS AND WARRANTIES OF BUYER
Buyer represents and warrants to Seller as follows and such representations and warranties, except as expressly provided, shall be true and correct as of the date hereof and as of the Closing Date:
6.1            Due Formation.  Buyer is a corporation duly organized, validly existing and in good standing under the laws of the state of California.
6.2            Power and Authority.  Buyer has the full right, power, authority and capacity to enter into this Agreement and the other agreements contemplated hereby to which it is a party and, according to the terms and subject to the conditions of such agreements, to perform its obligations hereunder and thereunder.  The execution, delivery and performance of this Agreement by Buyer has been duly and validly authorized by all necessary corporate action, and no other proceedings on the part of Buyer are necessary to authorize this Agreement and the agreements entered into by Buyer in connection herewith to consummate and perform the transactions contemplated thereby.   This Agreement has been duly and validly executed and delivered by Buyer and, subject to the due authorization, execution and delivery by Seller, and any other parties hereto and the satisfaction of the conditions precedent and concurrent to Buyer's obligations hereunder, constitutes the legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, or other similar laws relating to or limiting creditors' rights. Except as may be required by the Federal Trade Commission and the Department of Justice, no consent, approval or authorization of any third party or of any Governmental Authority or entity is required in connection with the execution, delivery or performance of this Agreement by Buyer or the consummation of the other transactions contemplated hereby.
6.3            No Breach or Default.  The execution, delivery and performance by Buyer of this Agreement, and the consummation of the transactions contemplated hereby, do not and will not:
(a)            result in the breach of any of the terms or conditions of, or constitute a default (or an event that, with or without notice or lapse of time or both, would constitute a default) under, or allow for the acceleration or termination of, in any manner release any party from any obligation under, or will result in any Lien on the assets of Buyer, under any mortgage, lease, note, bond indenture, or material contract, agreement, license or other instrument or obligation of any kind of nature to which Buyer is a party, or by which Buyer or any of its assets is or may be bound or affected;
(b)            violate any law, statute, rule or regulation or order, writ, injunction, award or decree of any Governmental Authority, or require the approval, consent or permission of any Governmental Authority or any other person except for any filings required to be made under the HSR Act; or
(c)            violate the articles of incorporation or bylaws of Buyer.

6.4            Absence of Undisclosed Liabilities.  There is no litigation, claim, suit, proceeding, audit, inspection or investigation which is pending, or to Buyer's Knowledge, threatened or anticipated against Buyer that would interfere with Buyer's ability to consummate the transactions contemplated by this Agreement.  There is no outstanding judgment, order, writ, injunction or decree against Buyer, the result of which could interfere with Buyer's ability to consummate the transactions contemplated by this Agreement, nor has Buyer been notified that any such judgment, order, writ, injunction or decree has been requested, is pending, or to Seller's Knowledge, threatened.
6.5            Brokers and Finders.  No agent, broker, finder or other person or entity acting on behalf of Buyer will be entitled to any broker's, finder's or similar fee or commission in connection with the transactions contemplated by this Agreement.
6.6            Knowledge.  For the purposes of this Agreement, the phrase to "Buyer's Knowledge" means to the actual knowledge of Dan Vincent, Mona Shulman, and Matt Strong upon due review and inquiry in the ordinary course of performing their duties.

ARTICLE VII

 COVENANTS OF SELLER
Seller hereby covenants and agrees with Buyer as follows:
7.1            Conduct of Business until Closing Date.  Except as permitted or required hereby or as Buyer may otherwise consent to in writing, during the period from the date of this Agreement to the Closing, Seller shall not enter into (or agree to enter into) any transaction with respect to the Purchased Assets or the Modesto Business.  Without limiting the foregoing, during the period from the date of this Agreement to the Closing, Seller shall:
(a)            operate the Modesto Business only in the usual, regular and ordinary manner, and, to the extent consistent with such operation, use its commercially reasonable efforts to (i) preserve the present business organizations of the Modesto Business intact, and (ii)  preserve the present business relationship of the Modesto Business with customers, suppliers, and others having business dealings with it; provided, however, that except in the ordinary course of business, Seller (1) shall not enter into or terminate any material contracts and (2) will not enter into any new material contract which will be an Assumed Contract at the Closing and not otherwise terminable upon 90 days or less prior written notice;
(b)            maintain the Real Property, Inventory and the Personal Property in substantially the same manner as of the Effective Date (reasonable wear and tear which are not such as to materially adversely affect the operations of the Modesto Business and damage due to casualty excepted) and consistent with past practices, and maintain any insurance policies in effect for such property;
(c)            maintain the books, records and accounts of the Modesto Business in the usual, regular and ordinary manner, on a basis consistent with prior periods;

(d)            duly comply in all material respects with all Laws applicable to the conduct of the Modesto Business and file on a timely basis all notices, reports or other filings required to be filed with or reported to any Governmental Authority of any of the foregoing wherever located with respect to the Modesto Business;
(e)            use its commercially reasonable efforts to perform all of the material obligations of the Modesto Business (including the payment of tax liabilities) without default in any respect;
(f)            not (i) encumber, mortgage, or voluntarily subject to lien any of the Purchased Assets other than Permitted Liens; or (ii) convey, transfer or acquire the Purchased Assets or any portion thereof other than in the usual and ordinary course of business;
(g)            promptly give Buyer written notice of any damage, individually or in the aggregate, in an amount greater than $250,000 to the Purchased Assets;
(h)            not amend or cause the termination of any Assumed Contract, or grant any release or relinquishment of any rights under any Assumed Contract except in the ordinary course of business; and
(i)            not participate in activities of the type commercially referred to as "trade loading" or "channel stuffing" or any other activity that reasonably could be expected to result in an increase, temporary or otherwise, in the demand for the products of the Modesto Business prior to the Closing, or any activity to require any customer to purchase products of the Modesto Business from Seller (other than pursuant to contractual commitments of such distributor with Seller) out of the ordinary course of business, including sales by Seller of such products (i) with payment terms longer than terms customarily offered for such products, (ii) at a greater discount from listed prices than customarily offered for such products, other than pursuant to a promotion of a nature previously used in Seller's ordinary course of  business for such products, (iii) with shipment terms more favorable to a customer than shipment terms customarily offered for such products, (iv) in a quantity that is greater than the reasonable resale requirement of any particular customer, or (v) in conjunction with other material benefits to a customer not previously offered in Seller's ordinary course of business consistent with past practice.
7.2            Approvals, Consents.  Seller shall assist Buyer, at no cost to Seller, in making all filings and taking all steps reasonably necessary to obtain in writing prior to the Closing Date all licenses, approvals, consents and waivers, required under the terms of this Agreement in order to effect the transactions contemplated hereby in accordance with the terms hereof, and shall deliver to Buyer copies of any information in Seller's possession reasonably requested by Buyer with respect to Buyer's application for such licenses, approvals, consents and waivers, reasonably satisfactory in form and substance to Buyer.
7.3            Hart-Scott-Rodino Act.
(a)            Seller shall cooperate and consult with Buyer in connection with the making of any filing, such filing to be at Buyer's expense, required to be made by Seller and/or Buyer under the HSR Act with respect to the transactions contemplated by this Agreement, including but not limited to determining the appropriate time of making such filings, but in any case exercising reasonable efforts to file within ten (10) business days of execution of this Agreement, and furnishing necessary information and reasonable assistance.  Seller shall also supply as promptly as practicable to the appropriate governmental authority any additional information and documentary material that may be requested pursuant to the HSR Act.  Seller shall use its commercially reasonably efforts to cause the waiting periods under the HSR Act to terminate or expire at the earliest possible date after the date of such filings and shall not willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, orders and approvals.  The payment of all filing fees under the HSR Act shall be paid by Buyer.

(b)            All analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals made by or on behalf of Seller before the Federal Trade Commission ("FTC"), the Antitrust Division of the United States Department of Justice ("DOJ"), or any other governmental entity or members of their respective staffs, in connection with the transactions contemplated hereunder (but, for the avoidance of doubt, not including any interactions between Seller with governmental authorities in the ordinary course of business, any disclosure which is not permitted by law, or any disclosure containing confidential information) shall be disclosed to Buyer, to the extent permissible by law,  in advance of any filing, submission or attendance, it being the intent that the parties will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any such analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals. Seller shall give notice to Buyer with respect to any meeting, discussion, appearance or contact with the FTC, DOJ, or any other governmental entity or members of their respective staffs, with such notice being sufficient, if reasonably possible, to provide Buyer with the opportunity to attend and participate in such meeting, discussion, appearance or contact, if permitted by the applicable Governmental Authority.
(c)            Seller shall use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all other things necessary, property or appropriate to resolve the objections, if any, as may be asserted by the agencies or any other authority with respect to the transactions contemplated by this Agreement under any antitrust or competition laws or regulations; provided that Seller shall not be required to take any action under this Section that would, or would be reasonably likely to, materially frustrate the financial or other business benefits reasonably expected to be derived by Seller from the transactions contemplated by this Agreement.  Nothing in this Agreement shall require Seller to agree to the sale, license, divestiture, disposition, or holding separate of any of its assets, properties or businesses or of the assets, properties or businesses to be acquired by it pursuant to this Agreement.
7.4            Schedules and Exhibits.  Seller shall negotiate in good faith with Buyer regarding any schedules and exhibits required to be attached to this Agreement as set forth herein which are not otherwise attached hereto as of the Effective Date, which schedules and exhibits shall be in a form mutually acceptable to Buyer and Seller finalized and attached to this Agreement no later than the Due Diligence Deadline, as may be extended pursuant to Section 4.1(a) – Due Diligence Period.
7.5            Satisfaction of Conditions.  At all times following the Effective Date and prior to the Closing, Seller shall take all commercially reasonable actions and execute all documents reasonably required to cause the conditions set forth in Articles IX and X of this Agreement to be satisfied on a timely basis.

7.6            Other Regulatory Matters.  Seller shall cooperate with and assist Buyer in the transfer or re-issuance of any Permits required under any applicable Law in order for Buyer to own and operate the Purchased Assets or to operate the Modesto Business, including, the supplying of information and the prompt signing of transfer applications, issuance of use up letters for labels, permit termination forms and any other form or document which requires Seller's execution or approval.  Seller grants to Buyer the limited right to sell through all finished goods Inventory as of the Closing labeled with any name or trademark of Seller and to use up all labels and other packaging materials included in the Inventory at Closing bearing any name or trademark of Seller for a period of one year.
7.7             Payments and Reimbursements.  All payments and reimbursements made in the ordinary course of business by any third party in the name of or to Seller or any affiliate thereof in connection with or arising out of the Purchased Assets or the Assumed Liabilities after the Closing Date shall be held by such person in trust for the benefit of Buyer and, immediately upon receipt by such person of any such payment or reimbursement such person shall pay over to Buyer the amount of such payment or reimbursement without right of set off.
7.8             Exclusive Dealing; Acquisition Proposals.  After the date hereof, neither Seller nor its directors or officers shall (nor shall Seller or its directors or officers permit any of their respective affiliates, employees, consultants or agents of Seller to), directly or indirectly, (a) except as expressly permitted by this Agreement, solicit, encourage, initiate or participate in any negotiations or discussions with respect to any offer or proposal to acquire, lease or license all or any part of the Modesto Business or the Purchased Assets (including any acquisition structured as a sale of equity, sale of assets, merger, consolidation or exchange), or (b) except as expressly permitted by this Agreement, disclose any information not disclosed in the ordinary course of business to any individual, corporation, partnership, limited partnership, limited liability company, other business organization, trust, trade association, appellation governing body, association or entity ("Person"), except Seller may provide information to its advisors and counsel concerning the Modesto Business or the Purchased Assets, afford to any Person access to its assets, properties, books, records or confidential information or otherwise assist or encourage any Person in connection with any of the activities referred to in clause (a) of this sentence.  Seller shall not, except in connection with the transactions contemplated by this Agreement, sell, transfer or assign any of the Purchased Assets or the Modesto Business to any Person, or solicit, encourage, initiate or participate in any negotiations or discussions with respect to any offer or proposal therefor.
7.9             Notification of Certain Matters.  Seller shall give prompt written notice to Buyer, of the occurrence or non-occurrence of any event or circumstance, the occurrence or non-occurrence of which would reasonably be expected to (a) cause any representation or warranty of contained in this Agreement to be untrue, inaccurate or incomplete in any respect at or prior to the Closing, or (b) result in any failure of Seller to comply with or satisfy any condition, obligation, covenant or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 7.9 shall not limit or otherwise affect any representations and warranties or any conditions, obligations, covenants or agreements under this Agreement, or the rights or remedies available hereunder to any of the parties receiving such notice.  Should any such fact or condition require any change to the Disclosure Schedule, Seller shall promptly deliver to buyer a supplement to the Disclosure Schedule specifying such change.  Such delivery shall not affect any rights of Buyer under Article XII or Section 13.2 – Indemnification by Seller.

7.10            Non-Interference.  For a period of two (2) years after the Closing, Seller and its affiliates shall not interfere with any of the contracts and relationships between Buyer and any customer, supplier, licensor, licensee, or any other person with a business relationship with the Modesto Business as of the Closing, except those set forth in Schedule 7.10 of the Disclosure Schedule.
7.11            Non-Solicitation.   For a period of two (2) years after the Closing, Seller shall not and shall cause its affiliates to refrain from, without the prior written consent of Buyer, directly or indirectly, either individually or acting in concert with others, solicit, encourage, or take any other action to induce any person that is employed by Buyer or its affiliates, to terminate his or her employment with Buyer or its affiliates.  The foregoing sentence shall not apply to employees who respond to general solicitations not targeted to employees of Buyer.

ARTICLE VIII

 COVENANTS OF BUYER
Buyer hereby covenants and agrees with Seller as follows:
8.1            Conduct of Inspections.  Pursuant to its investigations of  the property and assets of Seller according to Article IV – Due Diligence, Buyer and its representatives agree not to reveal any such documents, information and results of such testing and inspections to any third party other than counsel, accountants or experts retained by Buyer who shall be bound by the same restrictions, except to the extent that disclosure is required by law (in which case, Buyer will notify Seller prior to making any such disclosure).  The obligations of Buyer under this Section shall survive the Closing.
8.2            Satisfaction of Conditions.  At all times following the Effective Date and prior to the Closing, Seller shall take all reasonable actions and execute all documents reasonably required to cause the conditions set forth in Articles IX and X of this Agreement to be satisfied on a timely basis.
8.3            Approvals, Consents.  Buyer shall assist Seller in making all filings and taking all steps reasonably necessary to obtain in writing prior to the Closing Date all approvals, consents and waivers, required to be obtained by Seller under the terms of this Agreement in order to close the transactions contemplated hereby in accordance with the terms hereof, and shall deliver to Seller copies of all information thereof.
8.4            Hart-Scott-Rodino Act.
(a)            Buyer shall cooperate and consult with Seller in connection with the making of any filing, at Buyer's expense, required to be made by Seller and/or Buyer under the HSR Act with respect to the transactions contemplated by this Agreement, including but not limited to determining the appropriate time of making such filings, but in any case exercising reasonable efforts to file within ten (10) business days of execution of this Agreement, and furnishing necessary information and reasonable assistance.  Buyer shall also supply as promptly as practicable to the appropriate governmental authority any additional information and documentary material that may be requested pursuant to the HSR Act.  Buyer shall use its commercially reasonably efforts to cause the waiting periods under the HSR Act to terminate or expire at the earliest possible date after the date of such filings and shall not willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, orders and approvals.  The payment of all filing fees under the HSR Act shall be paid by Buyer.

(b)            All analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals made by or on behalf of Buyer before the FTC, DOJ, or any other governmental entity or members of their respective staffs, in connection with the transactions contemplated hereunder (but, for the avoidance of doubt, not including any interactions between Buyer with governmental authorities in the ordinary course of business, any disclosure which is not permitted by law, or any disclosure containing confidential information) shall be disclosed to Seller, to the extent permissible by law, in advance of any filing, submission or attendance, it being the intent that the parties will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any such analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals. Buyer shall give notice to Seller with respect to any meeting, discussion, appearance or contact with the FTC, DOJ, or any other governmental entity or members of their respective staffs, with such notice being sufficient, if reasonably possible, to provide Seller with the opportunity to attend and participate in such meeting, discussion, appearance or contact, if permitted by the applicable Governmental Authority.
(c)             Buyer shall use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all other things necessary, property or appropriate to resolve the objections, if any, as may be asserted by the agencies or any other authority with respect to the transactions contemplated by this Agreement under any antitrust or competition laws or regulations; provided that Buyer shall not be required to take any action under this Section that would, or would be reasonably likely to, materially frustrate the financial or other business benefits reasonably expected to be derived by Buyer from the transactions contemplated by this Agreement.  Nothing in this Agreement shall require Buyer to agree to the sale, license, divestiture, disposition, or holding separate of any of its assets, properties or businesses or of the assets, properties or businesses to be acquired by it pursuant to this Agreement
8.5            Bulk Transfer Laws.  Buyer hereby waives compliance by Seller with any applicable bulk sale or bulk transfer laws of any jurisdiction in connection with the sale of the Purchased Assets to the Buyer.
8.6            Schedules and Exhibits.  Buyer shall negotiate in good faith with Seller regarding any schedules and exhibits required to be attached to this Agreement as set forth herein which are not otherwise attached hereto as of the Effective Date, which schedules and exhibits shall be in a form mutually acceptable to Buyer and Seller finalized and attached to this Agreement no later than the Due Diligence Deadline, as may be extended pursuant to Section 4.1(a) – Due Diligence Period.

8.7            Debt Commitments.  Buyer shall promptly notify Seller in the event of any potential delay in or failure to obtain Buyer's debt commitments required for Buyer to fulfill its obligations hereunder.
8.8             Payments and Reimbursements.  All payments and reimbursements made in the ordinary course of business by any third party in the name of or to Buyer or any affiliate thereof in connection with or arising out of the Excluded Assets or Retained Liabilities after the Closing Date shall be held by such person in trust for the benefit of Seller and, immediately upon receipt by such person of any such payment or reimbursement, such person shall pay over Seller the amount of such payment or reimbursement without right of set off.
8.9             Non-Solicitation.   For a period of two (2) years after the Closing, Buyer shall not and shall cause its affiliates to refrain from, without the prior written consent of Seller, directly or indirectly, either individually or acting in concert with others, solicit, encourage, or take any other action to induce any person that is employed by Seller or its affiliates, to terminate his or her employment with Seller or its affiliates.  The foregoing sentence shall not apply to employees of the Modesto Business or any other employees of Seller who initiate contact with Buyer regarding employment or responding to general solicitation not targeted to employees of Seller.

ARTICLE IX

 CONDITIONS TO OBLIGATIONS OF BUYER
The obligation of Buyer to perform its obligations under this Agreement is subject to the satisfaction at or prior to the Closing Date (unless otherwise specifically indicated to the contrary) of the following conditions unless waived by Buyer in its sole discretion.
9.1            Accuracy of Representations and Warranties.  All representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date as though made on such date except that (a) representations and warranties made as of a specified date (other than the Effective Date) need be true, correct and complete only on and as of the specified date, and (b) representations and warranties qualified by concepts of materiality shall be true, correct and complete in all respects on and as of the Closing Date as though made on such date (or, as applicable, on and as of the specified date other than the Effective Date).
9.2            Performance of Agreements.  Seller shall have performed and complied in all material respects with all covenants, obligations and agreements required by this Agreement or the other agreements contemplated herein, to be performed or complied with by it on or before the Closing Date.
9.3            No Material Adverse Effect.  Since the Effective Date, there shall not have occurred any event that caused a Material Adverse Effect.
9.4            Certificate.  Seller shall have delivered to Buyer a certificate, dated as of the Closing Date, in form and substance reasonably satisfactory to Buyer and its counsel, certifying to the fulfillment of the conditions set forth in Sections 9.1, 9.2, and 9.3 ("Seller Closing Certificate").

9.5            Consents, Authorizations.   Seller shall have delivered evidence reasonably satisfactory to Buyer that all required third party consents to the transactions contemplated hereby set forth in Schedule 9.5 have been obtained.  Buyer is satisfied with the form and substance of the Exhibits and Schedules in this Agreement.
9.6            HSR Act.  Any waiting period (and any extension thereof) under the HSR Act applicable to the transactions contemplated by this Agreement shall have expired or shall have been terminated.
9.7            Assignment of Plans.  The Assignment of Permits, Property Plans, Reports, Warranties and Records ("Assignment of Plans") substantially in the form attached hereto as Exhibit G shall have been fully executed by Seller and delivered to the Title Company.
9.8            Assignment of Contracts.  The "Assignment of Contracts" substantially in the form attached hereto as Exhibit H, assigning to Buyer all of Seller's rights and obligations under the Assumed Contracts shall have been fully executed by Seller and delivered to the Title Company.
9.9            Assignment of Intellectual Property.  The "Assignment of Intellectual Property" substantially in the form attached hereto as Exhibit I, assigning to Buyer all of Seller's rights to the Intellectual Property, shall have been fully executed by Seller and delivered to the Title Company.
9.10            Assignment Agreement.  The "Assignment Agreement" substantially in the form attached hereto as Exhibit J assigning to Buyer all of Seller's rights to any Prepaids and Claims shall have been fully executed by Seller and delivered to the Title Company.
9.11            Bill of Sale.  The "Bill of Sale" substantially in the form attached hereto as Exhibit K conveying the Inventory and the Personal Property to Buyer shall have been fully executed by Seller and delivered to the Title Company, along with any certificates of title for any motor vehicles duly endorsed for transfer to Buyer.
9.12            Grant Deed.  The grant deed or deeds reasonably satisfactory in form and substance to Buyer and its counsel conveying the Real Property to Buyer (the "Grant Deed") shall have been fully executed and acknowledged by Seller and delivered to the Title Company.
9.13            Title Policy.  The Title Company shall issue an ALTA Owner's Policy of Title Insurance in a form acceptable to Buyer insuring that fee title to the Real Property is vested in Buyer or its designee subject only to the Permitted Exceptions, with such endorsements as Buyer reasonably requests ("Owner's Title Policy").
9.14            Distribution Agreement.  The "Distribution Agreement" substantially in the form attached hereto as Exhibit L shall have been fully executed by Seller and delivered to the Title Company.
9.15            Transition Services Agreement.  The "Transition Services Agreement" substantially in the form attached hereto as Exhibit M shall have been fully executed by Seller and delivered to the Title Company.

9.16            Releases.  All Liens on the Purchased Assets other than Permitted Liens shall have been released, and evidence of such release, reasonably satisfactory to Buyer, shall have been delivered to Buyer and, as applicable, filed with the Secretary of State or such Governmental Authority as is appropriate with respect to such Lien.
9.17            Financing.  Buyer shall have negotiated and obtained on terms acceptable to Buyer in its discretion of a term loan and revolver in an amount adequate for Buyer to close the transaction hereunder.
9.18            No Litigation.  There shall not be any suit, action or other proceeding by any private party or governmental agency or authority pending before any court or other Governmental Authority, or threatened in writing to be filed or initiated against, either (a) challenging or seeking to prohibit the consummation of the transaction contemplated by this Agreement, or (b) seeking a material amount of damages or other relief from Seller in connection with the Modesto Business, the Purchased Assets, or consummation of said transaction which would have a Material Adverse Effect.
9.19            Due Authorization.  Seller shall have delivered evidence reasonably satisfactory to Buyer that the Seller's execution and delivery of this Agreement, its compliance with the provisions hereof and consummation of all the transactions contemplated hereby shall have been duly and validly authorized by all necessary company action on behalf of Seller.

ARTICLE X

 CONDITIONS TO OBLIGATIONS OF SELLER
The obligation of Seller to perform its obligations under this Agreement is subject to the satisfaction at or prior to the Closing Date of the following conditions unless waived by Seller in its sole discretion:
10.1            Accuracy of Representations and Warranties.  All representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date as though made on such date except that (a) representations and warranties made as of a specified date (other than the Effective Date) need be true, correct and complete only on and as of the specified date, and (b) representations and warranties qualified by concepts of materiality shall be true, correct and complete in all respects on and as of the Closing Date as though made on such date (or, as applicable, on and as of the specified date other than the Effective Date).
10.2            Performance of Agreements.  Buyer shall have performed and complied in all material respects with all covenants, obligations and agreements required by this Agreement or the other agreements contemplated herein, to be performed or complied with by it on or before the Closing Date.
10.3            Certificate.  Buyer shall have delivered to Seller a certificate, dated as of the Closing Date, in form and substance reasonably satisfactory to Seller and its counsel, certifying to the fulfillment of the conditions set forth in Sections 10.1 and 10.2 ("Buyer Closing Certificate").

10.4            Consents, Authorizations.   Buyer shall have delivered evidence reasonably satisfactory to Seller that all required third party consents to the transactions contemplated hereby set forth on Schedule 10.4 have been obtained.  Buyer shall have agreed to assume the Assumed Contracts to Seller's satisfaction, and Seller is satisfied with the form and substance of the Exhibits and Schedules in this Agreement.
10.5             HSR Act.  Any waiting period (and any extension thereof) under the HSR Act applicable to the transactions contemplated by this Agreement shall have expired or shall have been terminated.
10.6            Documents.  Each of the documents listed in Sections 9.7 - Assignment of Plans, 9.8 - Assignment of Contracts, 9.9 – Assignment of Intellectual Property, 9.10 – Assignment Agreement, 9.11 - Bill of Sale, 9.14 – Distribution Agreement, and 9.15 – Transition Services Agreement, shall have been fully executed by all parties thereto and delivered to the Title Company.
10.7            Due Authorization.  Buyer shall have delivered evidence reasonably satisfactory to Seller that Buyer's execution and delivery of this Agreement, its compliance with the provisions hereof and consummation of all the transactions contemplated hereby shall have been duly and validly authorized by all necessary company action on behalf of Buyer.

ARTICLE XI

 CLOSING
11.1            Closing.  Upon the terms and subject to the conditions contained in this Agreement, the consummation of the purchase and sale of the Purchased Assets ("Closing") shall take place at the offices of Chicago Title Company located at 1700 Standiford Ave # 110, Modesto, California ("Title Company"), on the later of June 1, 2015, or the fifth (5th) business day following the satisfaction or waiver of the conditions precedent specified in Articles IX and X (other than those conditions that by their nature are to be fulfilled only at the Closing, but subject to the fulfillment or waiver of such conditions) or at such other time and place as the parties may mutually agree (the "Closing Date").  As used herein, the term "Closing Date" shall be the date that title to all Purchased Assets is conveyed to Buyer, and the items described in Sections 11.3 and 11.4 below to be delivered on the Closing Date shall have been delivered.  All transactions contemplated hereby will be deemed to have occurred simultaneously and will become effective and legal title, equitable title and risk of loss with respect to the Purchased Assets will transfer to Buyer at the Closing.  The Closing shall be deemed effective as of 12:01 a.m. on the Closing Date.
11.2            Escrow.  Within three (3) business days after execution of this Agreement by the parties hereto, the parties shall deposit this Agreement with the Title Company, and this Agreement shall serve as instructions to the Title Company for consummation of the purchase and sale of the Purchased Assets as contemplated by this Agreement on the Closing Date.  Buyer and Seller agree to execute such additional and supplementary escrow instructions as may be necessary or appropriate to enable the Title Company to comply with the provisions of this Agreement; provided, however, that in the event of any conflict between the provisions of this Agreement and any additional or supplementary escrow instructions, the provisions of this Agreement shall control.

11.3            Seller's Deliveries at the Closing.  Seller shall deliver to the Title Company the following items prior to the Closing:
(a)            A duly executed and acknowledged Grant Deed with a separate transfer tax affidavit conveying the Real Property to Buyer, subject only to the Permitted Exceptions.
(b)            A duly executed counterpart of the Bill of Sale for the Purchased Assets.
(c)            A duly executed counterpart of the Assignment of Plans, Assignment of Contracts, Assignment of Intellectual Property and Assignment Agreement.
(d)            A duly executed counterpart of the Distribution Agreement.
(e)            A duly executed counterpart of the Transition Services Agreement.
(f)            Originals of all Records, Intellectual Property registrations and Assumed Contracts, to the extent in Seller's possession or control.
(g)            An affidavit stating that Seller is not a "foreign person" under IRC Section 1445(f)(3).
(h)            A duly executed California Form 590 or 593-C.
(i)            A duly executed Seller Closing Certificate.
(j)            Seller's share of the closing costs as described in Section 11.5 – Costs and Expenses or instructions to Title Company to deduct same from the sale proceeds.
(k)            Such other documents and sums as might be reasonably required to be delivered or paid by Seller to carry out the transactions described in this Agreement.
11.4            Buyer's Deliveries at the Closing. Buyer shall deliver to the Title Company the following items prior to the Closing:
(a)            Cash in the amount of the Purchase Price.
(b)            A duly executed counterpart of the Bill of Sale.
(c)            Duly executed counterparts of the Assignment of Plans, Assignment of Contracts, Assignment of Intellectual Property and Assignment Agreement.
(d)            A duly executed counterpart of the Distribution Agreement.
(e)             A duly executed counterpart of the Transition Services Agreement.
(f)            A duly executed Buyer Closing Certificate.

(g)            Buyer's share of the closing costs and reimbursement to Seller of prorated costs as described in Section 11.5 –  Costs and Expenses.
(h)            Such other documents and sums as might be reasonably required to be delivered or paid by Buyer to carry out the transactions described in this Agreement.
11.5            Costs and Expenses.
(a)            Closing Costs.  All fees, costs and expenses incurred by Seller or Buyer in connection with, relating to or arising out of the execution, delivery and performance of this Agreement and the other agreements contemplated herein and the consummation of the transactions contemplated hereby and thereby, including, without limitation, legal and accounting fees and expenses, shall be borne as follows:
(i)            Seller shall pay all transfer taxes arising solely from the sale or transfer of the Real Property and any other costs and expenses allocated to Seller pursuant to this Agreement.
(ii)            Buyer shall pay the cost of the Preliminary Title Report, the Owner's Title Policy and any endorsements requested by Buyer to such title insurance, and any endorsements requested by Buyer's lender, as applicable, any fees related to Buyer's loan, all recording and escrow fees, and any other costs and expenses allocated to Buyer pursuant to this Agreement.
(iii)            Buyer and Seller shall each pay one-half of all sales, transfer or use taxes and assessments arising solely from the sale or transfer of the Purchased Assets, excluding the Real Property ("Transfer Taxes"), and one-half of all fees charged by the Title Company not allocated to Buyer or Seller under this Section 11.5(a).  Seller shall collect Buyer's share of the Transfer Taxes from Buyer and pay the total Transfer Taxes to the applicable Government Authority.  Buyer and Seller shall use reasonable efforts to minimize the amount of all Transfer Taxes and shall cooperate in providing each other with any appropriate resale exemption certifications and other similar documentation.  The party that is required by applicable Law to make the filings, reports, or returns and to handle any audits or controversies with respect to any applicable Transfer Taxes shall do so, and the other party shall cooperate with respect thereto as necessary.
(iv)            Each party shall pay their respective legal, accounting and other advisor fees and expenses related to the transactions contemplated herein.
(b)            Property Taxes and Similar Expenses.  Title Company shall prorate real and personal property taxes ("Property Taxes"), bonds or assessments and other appropriate on-going expenses related to the Purchased Assets, through the Closing Date, and such prorations shall be set forth on a closing statement and agreed prior to the Closing.  Seller shall be liable for the proportionate amount of such taxes and expenses attributable to the period through and including the Closing Date, and Buyer shall be liable for the proportionate amount of such taxes and expenses attributable to the period after the Closing Date.  Seller shall be entitled to any refundable deposits or bonds held by any utility, governmental agency or service contractor with respect to the Purchased Assets, and Buyer shall be responsible for posting any new deposits or bonds required by any such entity.  In addition, Seller shall be entitled to any refund of Property Taxes attributable to the period prior to the Closing Date to the extent paid by Seller, and Buyer shall be entitled to any refund of Property Taxes attributable to the period after the Closing Date to the extent paid by Buyer.  If the amount of any proration cannot be determined at the Closing, adjustments will be made between the parties as soon after Closing as possible.

(c)            Prorations.  Any monthly or recurring expenses that accrue with respect to the Purchased Assets, including but not limited to lease payments and utility expenses, shall be prorated between Buyer and Seller as of the Closing Date on the basis of a 365-day year.
11.6            Closing Procedures.  Pursuant to Section 11.1 - Closing, the Title Company will close the escrow for this transaction when it is in a position to issue the Owner's Title Policy and it has received from the parties the items required of each in Sections 11.3 - Seller's Deliveries at the Closing and 11.4 - Buyer's Deliveries at the Closing.  Title Company will close the escrow for this transaction by doing the following:
(a)            Recording the grant deed in the Official Records of the Stanislaus County Recorder;
(b)            Delivering to Buyer the Owner's Title Policy, the original documents and items listed in Section 11.3 - Seller's Deliveries at the Closing, and a closing statement for the transaction consistent with this Agreement (the "Closing Statement") and any refund due Buyer, if any; and
(c)            Delivering to Seller the amount due Seller as shown on the Closing Statement and the original documents listed in Section 11.4 – Buyer's Deliveries at the Closing.
11.7            Possession.  Seller shall deliver possession of the Purchased Assets to Buyer on the Closing Date, subject to the terms of the Transition Services Agreement.

ARTICLE XII

 TERMINATION
12.1            Termination.  After the execution of this Agreement and prior to the Closing, this Agreement may be terminated in writing at any time upon the following terms and conditions:
(a)            upon the mutual written agreement of all the parties hereto;
(b)            by Seller (i) upon written notice to Buyer if a condition set forth in Article X – Conditions to Obligations of Seller has not been satisfied by June 1, 2015 (and is not capable of immediate satisfaction); or (ii) after written notice to Buyer that Buyer has breached any of its material covenants, agreements, obligations, representations, warranties, or conditions (other than as provided in (i) above) required by this Agreement, and Buyer fails to cure such breach within ten (10) business days of receipt of such notice;
(c)            by Buyer (i) upon written notice to Seller if a condition set forth in Article IX – Conditions to Obligations of Buyer has not been satisfied by June 1, 2015 (and is not capable of immediate satisfaction), or (ii) after written notice to Seller that Seller has breached any of its material covenants, agreements, obligations, representations, warranties, or conditions (other than as provided in (i) above) required by this Agreement, and Seller fails to cure such breach within ten (10) business days of receipt of such notice;

(d)            by either party if a court of competent jurisdiction or other governmental authority shall have issued a final and non-appealable order, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the transaction contemplated by this Agreement or which imposes or awards damages that would have a Material Adverse Effect or a material effect on the economic benefits to be received by Seller pursuant to the Agreement and the other agreements contemplated herein; or
(e)            by any party in the event that the Closing has not occurred on or before June 1, 2015, provided, however, that such termination right shall not be exercised by any party whose failure to fulfill any agreement, covenant or obligation under this Agreement prevents the Closing from taking place on or prior to such date.
12.2            Effect of Termination.
(a)            On termination of this Agreement, the transactions contemplated herein shall forthwith be abandoned, except for the provisions set forth in Article XVI, and all continuing obligations and liabilities of the parties under or in connection with this Agreement shall be terminated and of no further force or effect; provided, however, that nothing herein shall relieve any party from liability for any intentional misrepresentation, breach of warranty or breach of covenant contained in this Agreement prior to such termination; and provided further, that within 30 days of termination, Buyer shall certify to Seller that all documents, records or other information provided to Buyer pursuant to this Agreement have been returned to Seller or destroyed.
(b)            On termination of this Agreement, the Title Company shall return to the respective parties all documents delivered to the Title Company by such parties.

ARTICLE XIII

 INDEMNIFICATION
13.1             Survival of Representations, Warranties and Covenants.  All representations and warranties shall survive:  indefinitely with respect to any breach of Section 5.1(b) – Authority or Section 5.22 – Brokers and Finders (together, the "Seller's Fundamental Reps"), or Section 6.1 – Power and Authority or Section 6.5 – Brokers and Finders (together, the "Buyer's Fundamental Reps"); five (5) years after the Closing Date with respect to Section 5.16 – Employee Benefits Plan; until the expiration of the applicable statute of limitations with respect to Section 5-8 – Environmental Compliance and Section 5.10 - Tax Matters; and eighteen (18) months after the Closing Date with respect to all other representations and warranties (each a "Survival Date").  All of the covenants contained in this Agreement to be performed or complied with after the Closing Date shall not be subject to any limitation period unless otherwise expressly specified in this Agreement.  The right of indemnification or other claims against an Indemnifying Party with respect to claims made prior to the Survival Date shall continue until final resolution of such claim.

13.2            Indemnification by Seller.  Subject to Section 13.1 – Survival of Representations, Warranties and Covenants and Section 13.6 – Limitations on Indemnification, Seller shall indemnify and hold harmless Buyer from any and all losses (including diminution in value), claims, damages, liabilities, Taxes, actions, suits, proceedings, demands, assessments, adjustments, costs and expenses (including without limitation reasonable attorneys' and experts' fees and expenses of investigation) excluding any and all consequential losses and any and all consequential and special damages ("Losses") arising or resulting directly or indirectly from or in connection with:
(a)            Any breach or inaccuracy of any representation or warranty ("Representations") made by Seller in this Agreement, the Disclosure Schedule or other schedules attached hereto, or any other ancillary agreement or certificate (altogether, the "Ancillary Documents") executed or entered into or delivered by Seller in connection with the transaction contemplated by this Agreement.
(b)            Any breach or violation of any covenant, agreement or obligation made by Seller in this Agreement, the Disclosure Schedule or any other Ancillary Document executed or entered into or delivered by Seller pursuant to this Agreement;
(c)            Any liability for Taxes arising out of the operation of the Modesto Business prior to the Closing Date;
(d)            Any brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding made, or alleged to have been made, by any person with Seller (or any person acting on their behalf) in connection with the transactions contemplated by this Agreement;
(e)            To the extent arising from or relating to Seller's conduct of the Modesto Business prior to the Closing Date; and
(f)            To the extent arising from or relating to any Excluded Asset or Retained Liability.
13.3            Indemnification by Buyer.  Subject to Section 13.1 – Survival of Representations, Warranties and Covenants and Section 13.6 – Limitations on Indemnification, Buyer will indemnify and hold harmless Seller from any and all Losses arising or resulting directly or indirectly from or in connection with:
(a)            Any breach or inaccuracy of any Representation made by Buyer in this Agreement, the schedules attached hereto, or any Ancillary Document executed or entered into or delivered by Buyer in connection with the transaction contemplated by this Agreement;
(b)            Any breach or violation of any covenant, agreement, or obligation made by Buyer in this Agreement, the Disclosure Schedule or any other Ancillary Document executed or entered into or delivered by Buyer pursuant to this Agreement;

(c)            Any brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding made, or alleged to have been made, by any person with Buyer (or any person acting on their behalf) in connection with the transactions contemplated by this Agreement;
(d)            To the extent arising from or relating to Buyer's conduct of the Modesto Business after the Closing Date; and
(e)            To the extent arising from or relating to any Purchased Assets after the Closing Date or Assumed Liabilities.
13.4            Claims.  Any party seeking indemnification (the "Indemnified Party") shall give the party from whom indemnification is requested (the "Indemnifying Party") written notice as soon as reasonably quantifiable after the Indemnified Party has received notice or knowledge of the matter that has given or could give rise to a right of indemnification under this Agreement.  Such notice shall state the amount of Losses, if known, and the method of computation thereof, all with reasonable particularity and shall contain a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed. The failure of the Indemnified Party to notify the Indemnifying Party in a timely manner of the matter to which the indemnification set forth in this Section relates shall not relieve the Indemnifying Party of its obligations hereunder except to the extent that the Indemnifying Party is materially prejudiced thereby.  With respect to any Losses arising from any third party claim (a "Third Party Claim"), the Indemnified Party shall give the Indemnifying Party written notice soon as reasonably quantifiable after receiving notice of any Third Party Claim. The failure of the Indemnified Party to notify the Indemnifying Party in a timely manner of the claim to which the indemnification set forth in this Section relates shall not relieve the Indemnifying Party of its obligations hereunder except to the extent that the Indemnifying Party is materially prejudiced thereby.  The Indemnified Party shall have the right to control the defense of such Third Party Claim through counsel of its choice and at the expense of the Indemnifying Party.  Throughout the defense of a Third Party Claim, the Indemnified Party shall consult with the Indemnifying Party, keep the indemnifying Party informed of the progress and strategy of the claim and use commercially reasonable efforts to take the Indemnifying Party's input with respect to the progress and strategy of the claim into account.
13.5            Effect of Investigation.  The right to indemnification, reimbursement, or other remedy based on the representations, warranties, covenants, and obligations contained in this Agreement shall not be affected by any investigation (including any tax or environmental investigation or assessment) conducted, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, or obligation. Limitations on Indemnification.  Notwithstanding anything to the contrary in this Agreement, Seller shall be required to indemnify and hold harmless Buyer under this Article XIII with respect to claims for Losses arising under Section 13.2(a) only if the aggregate amount of such Losses suffered or incurred by Buyer for all such matters exceeds Five Million Dollars ($5,000,000) (the "Basket"), but in the event that such amount is exceeded, the Buyer shall be entitled to indemnification with respect to all Losses incurred from the first dollar.  Notwithstanding anything to the contrary in this Agreement, Buyer shall be required to indemnify and hold harmless Seller under this Article XIII with respect to claims for Losses arising under Section 13.3(a) only if the aggregate amount of such Losses suffered or incurred by Seller for all such matters exceeds the Basket, but in the event that such amount is exceeded, Seller shall be entitled to indemnification with respect to all Losses incurred from the first dollar.  The cap on any indemnification is $20,000,000.00.  Notwithstanding the foregoing, the Basket shall not apply with respect to indemnification claims for Losses of the Buyer under Section 13.2 or Losses of the Seller under Section 13.3 which arise out of or result from an intentional breach or the inaccuracy of any of the Representations.

ARTICLE XIV

 DAMAGE OR DESTRUCTION
14.1            Damage or Destruction.  In the event of damage to or destruction of the Purchased Assets prior to the Closing Date (ordinary wear and tear excepted), Buyer may elect to either (i) terminate this Agreement upon written notice to Seller if the damage and destruction is a Material Loss (as hereinafter defined), or (ii) consummate this Agreement, in which event Seller shall pay or credit to Buyer any and all insurance proceeds payable by reason of such damage or destruction plus the amount of the deductible, or shall assign Seller's rights to such proceeds to Buyer.  As used herein, "Material Loss" means any damage or destruction of the Purchased Assets in an amount of $1,000,000 or more prior to the Closing Date or that will materially interfere with the conduct of the Modesto Business after the Closing.
14.2             Eminent Domain.  If, prior to the Closing, all of the Real Property is taken by eminent domain, this Agreement will be deemed canceled.  If only part of the Real Property is so taken, Buyer shall have the option of (a) proceeding with the Closing and acquiring the Purchased Assets as affected by such taking, together with all compensation and damage awarded or the right to receive same, or (b) if the taking is a Material Loss, terminating this Agreement.  If Buyer elects option (a) above, Seller agrees to assign to Buyer at the Closing its rights to such compensation and damages, and will not settle any proceedings relating to such taking without Buyer's prior written consent.  Seller shall promptly (and in any event prior to the Closing) notify Buyer of any actual or threatened condemnation affecting the Real Property.
ARTICLE XV

 MISCELLANEOUS
15.1            Assignment.  Neither Buyer nor Seller shall assign its rights or delegate its obligations hereunder without the prior written consent of the other party; provided, however, that Buyer shall be permitted to assign its rights and obligations under this Agreement in whole or in part to any entity controlled by or under common control with Buyer, without Seller's consent.  Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of, and be enforceable by the parties hereto and their respective heirs, devisees, executors, administrators, legal representatives, successors and assigns.  In connection with any approved or permitted assignment by Buyer, the assignee shall assume the assignor's obligations hereunder but assignor shall nevertheless remain liable for such obligations.

15.2            Entire Agreement; Amendments.  This Agreement (including the Disclosure Schedule and Exhibits attached hereto) and the other writings referred to herein or delivered pursuant hereto contain the entire understanding of the parties with respect to its subject matter.  This Agreement supersedes all prior agreements, interviews, discussions, correspondence,  memoranda and understandings between the parties with respect to the subject matter hereof.  The parties acknowledge and agree that they may not and are not relying on any representation, promise, inducement, or other statement, whether oral or written and by whomever made, that is not contained expressly in this Agreement.  This Agreement may be amended only by a written instrument duly executed by the parties.  Whenever the term "including" is used in this document, it shall be deemed to mean including without limitation the matters following thereafter. As used in this Agreement, the meanings of any and all defined terms shall be equally applicable to both the singular and plural forms of each term so defined.
15.3            Interpretation.  All parties have been represented by counsel in the preparation and negotiation of this Agreement, and this Agreement shall be construed according to the fair meaning of its language.  The rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be employed in interpreting this Agreement.
15.4            Headings.  The article and section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
15.5            Notices.  All notices, claims, certificates, requests, demands and other communications which are required or permitted to be given to any party hereunder shall be in writing and shall be deemed given only if delivered personally, sent by facsimile during business hours (promptly followed by a hard-copy delivered in accordance with this Section 15.5), deposited in the U.S. Express Mail or with another recognized courier for delivery not later than the next business day, or if mailed by registered or certified mail, return receipt requested, with postage and registration or certification fees thereon prepaid, addressed to the party at its address set forth below:

If to Seller, then to:	Kraig H. Kayser Seneca Foods Corporation 3736 S. Main St. Marion, NY 14505 Fax: 315-926-8102 Email: kkayser@senecafoods.com with a copy to (which shall not constitute notice):
John D. Exner
General Counsel
Seneca Foods Corporation
418 E. Conde St.
Janesville, WI 53546
Fax:608-757-6002

and

Tim Loftis
Jaeckle Fleischmann & Mugel, LLP
Avant Building - Suite 900
200 Delaware Avenue
Buffalo, NY 14202-2107
Fax: 716.856.0432
Email: tloftis@jaeckle.com

If to Buyer, then to:	Dan Vincent Pacific Coast Producers, Inc. 631 N. Cluff Avenue PO Box 1600 Lodi, CA 95240 Email: dvincent@pcoastp.com with a copy to (which shall not constitute notice):
Mona Shulman
Pacific Coast Producers, Inc.
631 N. Cluff Avenue
PO Box 1600
Lodi, CA  95240
Email:  mshulman@pcoastp.com

and

Daniel E. Cohn, Esq.
Farella Braun + Martel LLP
 235 Montgomery Street
San Francisco, CA  94104
Fax:  (415) 954-4480
 Email:  dcohn@fbm.com

or to such other address as the party to whom notice is to be given may have furnished to the other party in writing in accordance herewith.
15.6            Further Assurances.  The parties hereby agree to execute such other documents and perform such other acts as may be necessary or desirable to carry out the purposes of this Agreement, whether before or after Closing, upon the request of the other party, to vest Buyer with full title to the Purchased Assets, and otherwise to effect the purposes of this Agreement.

15.7            Confidentiality; Return of Documents.
(a)            Each party agrees that the terms of the Confidentiality and Non‑Disclosure Agreement executed by the parties dated February 2, 2015 shall remain in effect and shall be incorporated herein as if set forth herein.  Following the execution of this Agreement, the parties shall jointly prepare and approve any press releases concerning the transactions contemplated by this Agreement and the other agreements contemplated herein, the parties hereto with respect to the Modesto Business or the Purchased Assets, and such other communications to clients, growers and members of the trade with respect to the Modesto Business, as they mutually agree, which such releases and communications shall not disclose transaction values.
(b)            If the transactions described in this Agreement are not consummated: (i) each party will promptly return to the other party or destroy all documents, contracts, records or properties of or with respect to the other party or its business or assets; (ii) no disclosure of the transaction proposed hereby shall be made by one party without the prior written approval of the other party, except as may be required by Law; and (iii) any party intending to make any disclosure required by Law shall notify and consult with the other party in advance.  The provisions of this paragraph shall survive the termination of this Agreement for any reason.  For the avoidance of doubt nothing in this Section 15.7 shall prevent or limit Buyer's ability to use the Purchased Assets or otherwise conduct the Modesto Business following the Closing.
15.8            Certain Tax Matters.  Each party agrees to furnish or cause to be furnished to the other party, upon request and as promptly as practicable, such information and assistance relating to the Purchased Assets or the Modesto Business, including without limitation access to books and records, as is reasonably necessary for the filing of all Tax Returns by the other party, the making of any election relating to Taxes, the preparation for any audit by any taxing authority, and the prosecution or defense of any claim, suit or proceeding relating to any Tax in connection with the transactions anticipated by this Agreement and the other agreements contemplated herein or otherwise in connection with the Modesto Business or the Purchased Assets.  Each party shall cooperate with each of the other parties in the conduct of any audit or other proceeding relating to such Taxes.
15.9            Publicity.  The parties agree that, except as otherwise required by law, the issuance of any reports, statements or releases pertaining to this Agreement or the transactions contemplated hereby, including but not limited to disclosure of price, terms or other agreements on or prior to the Closing Date is subject to prior mutual consent in writing.
15.10            Counterparts.  This Agreement may be executed in counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.
15.11            Severability.  The provisions of this Agreement shall be deemed severable, and if any part of any provision is held illegal, void or invalid under applicable Laws, such provision may be changed to the extent reasonably necessary to make the provision, as so changed, legal, valid and binding.  If any provision of this Agreement is held illegal, void or invalid in its entirety, the remaining provisions of this Agreement shall not in any way be affected or impaired but shall remain binding in accordance with their terms.

15.12            Governing Law.  This Agreement and any and all claims or controversies arising out of or relating to the parties' respective rights and responsibilities under this Agreement or the transactions contemplated hereby shall be governed by and construed in accordance with the laws of the State of California, without regard to its principles of conflicts of laws, and shall be tried and litigated only in the state courts located in Modesto, CA and federal court located in Sacramento, California for the Eastern District of California. Each party hereby irrevocably submits to the personal and exclusive jurisdiction of such courts and waives the right to assert the doctrine of "forum non conveniens" or to otherwise object to jurisdiction or venue to the extent any proceeding is brought in accordance with or arising out of or relating to this Agreement.
15.13            IRS Form 1099-S Designation.  In order to comply with information reporting requirements of Section 6045(e) of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations thereunder, the parties agree (i) to execute an IRS Form 1099-S Designation Agreement to designate the Title Company ("Designee") as the party who shall be responsible for reporting the contemplated sale of the Purchased Assets to the Internal Revenue Service on IRS Form 1099-S; and (ii) to provide the Designee with the information necessary to complete Form 1099-S.
15.14            Waivers.  Any provision of this Agreement may be waived only by a written instrument executed by the party to be charged with such waiver.  The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.
15.15            Third-Party Beneficiaries.  Except as expressly stated herein, the representations, warranties, covenants and agreements contained in this Agreement are for the sole benefit of the parties hereto, and their respective successors and assigns, and they shall not be construed as conferring, and are not intended to confer, any rights on any other Person.
15.16            Attorneys' Fees.  If there is any litigation or arbitration between the parties related to this Agreement or the transactions contemplated by this Agreement, each party shall be responsible for its own costs and expenses (including, without limitation, reasonable attorneys', accountants' and other professional fees and expenses).
[Signature page follows]

[SIGNATURE PAGE OF ASSET PURCHASE AGREEMENT]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered on the date first above written.
BUYER:	By: /s/Dan Vincent Name: Dan Vincent Title: President and CEO
SELLER:	By: /s/Kraig H. Kayser Name: Kraig H. Kayser Title: President and CEO